Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

A123 SYSTEMS, INC.,

and its specified subsidiaries,

as Sellers,

and

WANXIANG AMERICA CORPORATION,

and its specified designees,

as Purchasers

Dated as of December 11, 2012

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Exhibits

Exhibit A	Seller Parties
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Assignment of Trademarks and Patents
Exhibit D	Bill of Sale
Exhibit E	Deposit Escrow Agreement
Exhibit F	Form of Sale Order
Exhibit G	RESERVED
Exhibit H	Terms of IP License Agreement
Exhibit I	CFIUS Escrow Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 11, 2012 (this “Agreement”), is by and among A123 Systems, Inc., a Delaware corporation (“A123 Systems”), and the subsidiaries of A123 Systems set forth on Exhibit A (collectively, the “Sellers”), and Wanxiang America Corporation, a Kentucky corporation (“Wanxiang”), and the Wanxiang Designees, if any (the “Purchasers”).  Each of the Sellers and Purchasers are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers have commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing voluntary petitions for relief (the “Seller Chapter 11 Cases”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October 16, 2012 (the date that the Seller Chapter 11 Cases are commenced, the “Petition Date”);

WHEREAS, the Sellers have agreed to transfer to Purchasers, and Purchasers have agreed to purchase and assume, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Purchased Assets and the Assumed Liabilities from Sellers, upon the terms and subject to the conditions contained in this Agreement, including obtaining an order of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code authorizing the Transaction (as defined below); and

WHEREAS, the Parties acknowledge and agree that the purchase by the Purchasers of the Purchased Assets, and the assumption by the Purchasers of the Assumed Liabilities are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers and their Affiliates.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Recitals.  The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2            Definitions.  The following definitions shall apply to and constitute part of this Agreement, the Disclosure Letter, the Purchaser Schedule and all Exhibits attached hereto:

“2016 Notes” means the 3.75% convertible subordinated notes due 2016 in aggregate original principal amount of $143,750,000 issued by A123 Systems, Inc. on April 6, 2011 pursuant to a base indenture, dated as of April 6, 2011, as supplemented by the first supplemental indenture, dated as of April 6, 2011, between A123 Systems, Inc. and U.S. Bank National Association, as trustee.

“A123 Entities” means A123 Systems and its Subsidiaries, including, for the avoidance of doubt, the Foreign Subsidiaries.

“A123 Systems” has the meaning set forth in the preamble.

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, audit, arbitration, appeal, petition, inquiry, hearing, order, decree, legal proceeding, investigation or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.4(b).

“Ancillary Agreements” means the IP License Agreement (but only in the event Sellers continue to own the USG Business following the Closing), the Assignment and Assumption Agreement, the Assignment of Trademarks and Patents, the Bill of Sale, the Deposit Escrow Agreement and the CFIUS Escrow Agreement.

“Ann Arbor Lease”  means the lease  related to the Sellers’ research and development facilities in Ann Arbor, Michigan.

“Assignment and Assumption Agreement” means an agreement providing for the assignment by the Sellers of the Sellers’ right, title and interest in and to the Purchased Assets, including the Assumed Contracts and Assumed Leases free and clear of all Encumbrances except Permitted Encumbrances, and the assumption by Wanxiang and/or, as applicable, one or more Wanxiang Designees of the Assumed Liabilities, substantially in the form attached hereto as Exhibit B.

“Assignment of Trademark and Patents” means the Assignment of Trademark and Patents substantially in the form attached hereto as Exhibit C.

“Assumed Contracts” means, collectively, the Contracts of any Seller that shall be set forth on Schedule 1.2(a) of the Purchaser Schedule by the Designation Deadline (but excluding the Eliminated Agreements), which Contracts shall be assumed by the Sellers and assigned to Wanxiang and/or, as applicable, one or more Wanxiang Designees pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement; provided, however, that the DOD/Security Contracts and the Other USG Contracts shall not be Assumed Contracts.

“Assumed Leases” means, collectively, the Leases that shall be set forth on Schedule 1.2(b) of the Purchaser Schedule by the Designation Deadline (but excluding the Eliminated Agreements), which Leases shall be assumed by the Sellers and assigned to Wanxiang and/or, as applicable, one or more Wanxiang Designees pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement; provided, however, that the Ann Arbor Lease shall not be an Assumed Lease.

“Assumed Liabilities” has the meaning set forth in Section 2.6.

“Auction” means the auction conducted by the Bankruptcy Court for the sale of all or substantially all of the Purchased Assets.

“Audited Financial Statements” means the audited consolidated balance sheets (including the consolidating balance sheet), and the related consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of A123 Systems, Inc. as of and for the fiscal years ended December 31, 2011, 2010 and 2009, together with the notes thereto.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bill of Sale” means the bill of sale to transfer the Purchased Assets to Wanxiang and/or, as applicable, one or more Wanxiang Designees free and clear of all Encumbrances except Permitted Encumbrances, substantially in the form attached hereto as Exhibit D.

“Books and Records” means all documents of, or otherwise in the possession, custody or control of, any Seller to the extent used in connection with, or relating to, the Purchased Assets, the Assumed Liabilities, or the operations of the Sellers’ Business or the Joint Venture, including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence, data, reports, plans, mailing lists, supplier lists, customer lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage containing such information) other than Retained Books and Records.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or obligated to close under applicable Laws.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a (i) written determination from CFIUS to the effect that review of all of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (ii) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the transactions contemplated hereby to the President of the United States and the President of the United States makes a decision not to suspend or prohibit such transactions pursuant to his authorities under Exon-Florio.

“CFIUS Deposit” has the meaning set forth in Section 2.10(c).

“CFIUS Escrow Agreement” means the Escrow Agreement by and among the Sellers, the Purchasers and the escrow agent named therein in substantially the form attached hereto as Exhibit I.

“China Intercompany Payable” means any payable (other than the Intercompany Notes) outstanding on the Closing Date owed by any of the Foreign Subsidiaries to the Sellers.

“Claimed Funds” has the meaning set forth in Section 9.6.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Documents” means any agreements, instruments and other documents to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 5.12(a).

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 11, 2012, by and between Wanxiang America Corporation and A123 Systems.

“Consent” means any consent, approval, concession, grant, waiver, exemption, license, entitlement, franchise, development right, certificate, variance, registration, permit, order or other authorization of or notice of any Person.

“Consent Agreement” has the meaning set forth in Section 6.1(f).

“Consolidation Schedules” has the meaning set forth in Section 4.1(u).

“Contested Claim” has the meaning set forth in Section 9.4(b).

“Contract” means any contract, agreement, understanding, arrangement, purchase order, sales order, license, sub-license, lease, sublease, instrument or commitment (in each case, whether oral or written) that is or purports to be binding upon any A123 Entity or any assets or property thereof (or subjects any such assets or property to an Encumbrance).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Sections 302 and 303 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of non-U.S. laws or regulations.

“Convertible Securities” of any Person means any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person is a party or by which such Person is bound (i) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person, (ii) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.

“Cure Costs” has the meaning set forth in Section 2.8(a).

“Damages” has the meaning set forth in Section 9.2.

“Deposit Escrow Agreement” means the Escrow Agreement by and among the Sellers, the Purchasers and the escrow agent named therein, dated November 8, 2012, attached hereto as Exhibit E.

“Designation Deadline” has the meaning set forth in Section 2.9.

“DDTC” means the Directorate of Defense Trade Controls of the U.S. Department of State.

“Disclosure Letter” has the meaning set forth in Section 4.1.

“DOD/Security Contracts” means the contracts and agreements set forth in Schedule 1.2(c).

“Eliminated Agreement” has the meaning set forth in Section 2.9.

“Encumbrances” means all mortgages, pledges, charges, liens, interests, debentures, trust deeds, claims, encumbrances, of any type whatsoever (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Seller Chapter 11 Cases, and whether imposed by agreement, understanding, Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability), assignments by way of security or otherwise, security interests, conditional sales contracts or other title retention agreements, rights of first refusal or similar interests or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Purchased Assets or any part thereof or interest therein.

“Environmental Laws” means all applicable Laws relating to pollution or protection of human health or the environment (including ambient air, water, surface water, groundwater, land surface, soil or subsurface) or natural resources, including applicable Laws relating to the storage, transfer, transportation, investigation, cleanup, treatment, or use of, or release or threatened release into the environment of, any Hazardous Substances.

“Environmental Permits” means all material Permits issued pursuant to Environmental Laws.

“Equipment” means all machinery, equipment, apparatus, appliances, implements, property, furniture, fixtures, furnishings, vehicles, spare parts, leasehold improvements, artwork, desks, chairs, tables, computer and computer-related hardware, software and firmware, files, documents, network and internet- and information technology systems-related equipment, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, maintenance equipment, tools, signs and signage, and other tangible and intangible property.

“ERISA” has the meaning set forth in the definition of U.S. Benefit Plans.

“ERISA Affiliate” has the meaning set forth in the definition of U.S. Benefit Plans.

“Excluded Agreements” means, collectively, the Excluded Leases, the DOD/Security Contracts, the Other USG Contracts and all other Contracts other than the Assumed Contracts.

“Excluded Assets” has the meaning set forth in Section 2.2(a).

“Excluded Business” means the USG Business.

“Excluded IP” has the meaning set forth in Section 2.2(a)(ii).

“Excluded Leases” means Leases of any Seller (other than the Assumed Leases), including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), all credit for the prepaid rent associated therewith, and all security deposits and other deposits made in connection with such Leases.

“Excluded Liabilities” has the meaning set forth in Section 2.7.

“Excluded Personnel” means the individuals who are members of the Government Research Team and Government Solutions Team.

“Excluded Taxes” means any (a) Taxes imposed on or payable by the Sellers or their Affiliates (other than the Foreign Subsidiaries or Joint Venture for any Post-Closing Tax Period) for any taxable period; (b) Taxes imposed on or with respect to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period and Taxes imposed on or payable by or with respect to the Foreign Subsidiaries or Joint Venture for any Pre-Closing Tax Period; (c) Taxes imposed on or with respect to the Excluded Business, the Excluded Assets or the Excluded Liabilities for any taxable period; (d) Taxes (other than Transfer Taxes) imposed on or with respect to the sale of the Purchased Assets or the Foreign Subsidiaries pursuant to Section 2.1 or any transaction in anticipation of such sales, including any actions or transactions contemplated by Section 5.4; (e) Transfer Taxes for which the Sellers are responsible pursuant to Section 7.4(a); (f) Property Taxes for which the Sellers are responsible pursuant to Section 7.4(c); and (g) Liability of the Sellers or the Foreign Subsidiaries for Taxes of any other Person (other than the Joint Venture for any Post-Closing Tax Period) by reason of contract, assumption, transferee liability, being a member of an affiliated, consolidated, combined or unitary group, operation of law or otherwise, except to the extent such Liability is for amounts payable after the Closing Date under any Assumed Contract or Assumed Lease (in each case, only if such Assumed Contract or Assumed Lease, as applicable, was entered into in the ordinary course of business and no principal purpose of such Assumed Contract or Assumed Lease, as applicable, relates to Taxes) with respect to Taxes arising after the Closing Date.

“final, non-appealable” (including, with correlative meaning, the term “final and non-appealable”) means, with respect to any Order or other action of a Governmental Authority, an Order or other action (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; and (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired, excluding any additional time periods that may begin as a result of Federal Rule 60(b).

“Financial Statements” means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

“Foreign Benefit Plans” means any plan, program or contract that is subject to or governed by the laws of a jurisdiction other than the United States which would have been treated as a U.S. Benefit Plan had it been a U.S. plan, program or contract.

“Foreign Equity Interests” means any share of capital stock, partnership, member or similar equity interests in any Foreign Subsidiary or joint venture of A123 Systems, and any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares, capital stock, partnership, member or similar equity interests, or any options, warrants or other rights of any kind to acquire or that are linked to the value of any such shares, capital stock, partnership, member or similar equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of such Foreign Subsidiary.

“Foreign Subsidiaries” means the Subsidiaries of Sellers set forth on Schedule 1.1(c).

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Government Research Team and Government Solutions Team”  means the individuals listed on Schedule 1.2(d) hereof.

“Governmental Authority” means any domestic, foreign, federal, state, provincial or local authority, legislative body, court, government, regulatory or administrative agency, self-regulatory organization (including any securities exchange), commission, board, arbitral or other tribunal, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any material, substance or waste defined or characterized as hazardous, toxic, a pollutant or a contaminant under Environmental Laws, including asbestos or any substance containing asbestos, polychlorinated biphenyls, lead paint and petroleum or petroleum products (including crude oil and any fraction thereof).

“HB Notes” means, collectively, any notes issued to Hudson Bay Master Fund Ltd. and certain other buyers pursuant to the Amended and Restated Securities Purchase Agreement, dated May 23, 2012 between the A123 Systems, Inc. and such buyers, including the 6% Senior Convertible Notes in aggregate original principal amount of $50,000,000 issued by A123 Systems, Inc. on May 24, 2012, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Hearing” means the hearing to be held by the Bankruptcy Court to consider the Sale Order and the approval of the Transaction.

“HSR Act” has the meaning set forth in Section 4.1(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lenders under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person issued or assumed as part of the deferred purchase price of property or services; (e) all indebtedness secured by any Encumbrance on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed; (f) any obligations with respect to bank guarantees, deferred compensation arrangements, workers’ compensation liabilities, employee medical liabilities, bonuses and any required statutory payments to employees; (g) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (h) all contingent obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnification Claim” has the meaning set forth in Section 9.3(a).

“Indemnification Escrow Amount” means an amount in cash equal to $8,750,000.

“Indemnification Escrow Account” has the meaning set forth in Section 7.3.

“Intellectual Property Rights” means trade or brand names, business names, trademarks (including logos), trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, all rights to use the names “A123,” any other name of an A123 Entity and any related or associated name, internet domain names, all national (of any country of origin) and multinational patents, patent applications and provisional patent applications, and reissues, divisions, continuations, continuations-in-part, continuing patent applications, extensions and reexaminations thereof, issued patents, pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blueprints, drawings and designs, formulae, processes, computer programs and software (including applications, source code, object code, executable code, firmware, data, databases and technical documentation), internal-use software, and technical manuals and documentation (including user and operational guides) used in connection therewith, technology and other intellectual property, together with all rights under licenses or sub-licenses or other arrangements, registered user agreements, technology transfer agreements, all rights to any of the foregoing provided by multinational treaties or conventions or the laws of the United States or any state or jurisdiction worldwide, other agreements or instruments relating to any of the foregoing, and goodwill associated with any of the foregoing.

“Intercompany Notes” means all promissory notes issued by any of the Foreign Subsidiaries to the Sellers, including the notes issued to A123 Systems dated May 10, 2007, August 15, 2007, April 8, 2008, July 15, 2008, March 15, 2009, June 1, 2009, May 18, 2010 and July 1, 2010.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, samples (including samples held by sales representatives), components, packaging materials, and other inventories to which any Seller has title that are in the possession or custody of any Seller or, solely with respect to inventories to which Seller has title, any Third Party to the extent used or held for use in connection with any of Purchased Assets or the Sellers’ Business.

“IP License Agreement” means the agreement with respect to the license of Background Technology (as defined in Exhibit H) to A123, in form and substance reasonably acceptable to Buyer and Sellers consistent with the terms set forth in Exhibit H.

“ITAR-Controlled Assets” means commodities, services, software, technology or other assets of the Sellers or the Foreign Subsidiaries that are regulated under the International Traffic in Arms Regulations (ITAR).

“Joint Venture” has the meaning set forth in Section 4.1(a).

“Knowledge” means, with respect to the Sellers, as of any date, the actual knowledge, after due inquiry, of the chief executive officer, the chief financial officer, the chief operating officer or the vice-president of A123 Systems, as of such date.

“Laws” means all statutes, laws (including common law), regulations, rules, ordinances, codes and other requirements of any Governmental Authority, including any Orders.

“Leased Real Property” has the meaning set forth in Section 4.1(g).

“Leases” means any agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licenses) granted by or on behalf of, or to, any A123 Entity or any of their respective predecessors in title, or any of the foregoing under which any A123 Entity has any rights or obligations, together with all guarantees and indemnities relating thereto.

“Liability” means any liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, responsibility, “claim” (as defined in Section 101(5) of the Bankruptcy Code) or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether determined or determinable, whether choate or inchoate, whether secured or unsecured, whether matured or not yet matured) and including all costs, fees and expenses relating thereto.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate:  (i) has had, or would be reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business, affairs, condition (financial or otherwise), or capitalization of any of the Purchased Assets or the Assumed Liabilities; provided, however, that none of the following shall be taken into account (whether alone or in combination) in determining whether there has been, or would be, a Material Adverse Effect under this subclause (i):  (A) changes in general economic or financial market conditions to the extent that such changes do not have a disproportionate impact on the Purchased Assets or the Assumed Liabilities relative to other companies in the industries in which the A123 Entities operate, (B) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism, (C) changes in (or proposals to change) any Law or GAAP or interpretation thereof after the date hereof, (D) any failure by any A123 Entity to meet any projections or estimates (including internal projections or estimates) of revenues, earnings or performance for any period ending after the date of this Agreement and prior to the Closing (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Material Adverse Effect, and provided that this subsection (D) shall not limit in any way clause (ii) of this definition), (E) the announcement of, or compliance by the Sellers with, the terms of this Agreement, or actions taken or not taken with the prior written consent of Purchasers, or the consummation of the Transactions (except that this subsection (E) shall not apply to the representations set forth in Section 4.1(c) or Section 4.1(p)), (F) a decline in the price of A123 Systems’ shares of common stock on NASDAQ or any other market in which such securities are quoted for purchase and sale (provided, however, that, the underlying cause for such decline may be considered in determining whether there may be a Material Adverse Effect, and provided that this subsection (F) shall not limit in any way clause (ii) of this definition), and (G) any change, event or development to the extent arising out of the Seller Chapter 11 Cases or from compliance by the Sellers with the terms of the Sale Order, including the filing of the Seller Chapter 11 Cases; or (ii) has prevented or materially impaired, or would be reasonably likely to prevent or materially impair, the ability of the Sellers to consummate the Transaction or to perform the Sellers’ obligations hereunder on or prior to the Outside Date.

“Non-Assured Contracts” has the meaning set forth in Section 2.9.

“Notice” means any notice, request, consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.

“Notice of Claim” has the meaning set forth in Section 9.3(a).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered by or with any Governmental Authority (whether temporary, preliminary or permanent).

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, any comparable organizational document; in each case, as has been amended or restated.

“Other USG Contracts” means the contracts and agreements of the USG Business set forth in Schedule 1.2(e).

“Outside Date” means February 1, 2013.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent and IP Related Documentation” means each of the following in paper, digital or other form, to the extent existing as of the date hereof or the Closing Date:  (i) the physical and electronic patent prosecution files and dockets relating to any of the Purchased IP (including all original granted patents and patent prosecution files held by prosecuting attorneys); (ii) invention disclosures in respect of Purchased IP; (iii) RAND / FRAND and other statements, assurances, declarations, agreements, or undertakings made to standards-setting organizations with respect to the Purchased IP; (iv) litigation files to the extent relating to Actions brought for infringement of the Purchased IP; (v) copies of outbound license agreements and cross-license agreements to the extent related to the Purchased IP; (vi) ribbon copies of all of Purchased IP that are patents; (vii) infringement claim charts for the Purchased IP prepared by or for the Sellers; (viii) all books, records, files, ledgers or similar documents stored in the Sellers’ document management systems used to track, organize or maintain Purchased IP; (ix) all documents at any time contained in the Merrill electronic data site entitled “Project Powerhouse” and available to the Purchaser to the extent related to the Purchased IP; (x) copies of acquisition agreements relating to stand-alone acquisitions of patents by the Sellers to the extent related to the Purchased IP; and (xi) assignment agreements to the extent related to the Purchased IP;

“Permits” has the meaning set forth in Section 4.1(i).

“Permitted Encumbrance” means any Encumbrance that is not extinguished by the Sale Order under applicable Law, it being understood that the Sale Order shall extinguish Encumbrances to the maximum extent permissible under applicable Law.

“Person” means an individual, partnership, limited liability company, corporation, trust, joint venture, association, joint stock company, unincorporated organization, Governmental Authority or other entity, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” has the meaning set forth in Section 7.4(c).

“Potential Contributor” has the meaning set forth in Section 9.8.

“Powder R&D Team” means the members of the Powder R&D Team of A123 Systems, all of whose titles are set forth on Schedule 1.2(f).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.4(c).

“Primary Seller Parties” has the meaning set forth in Section 9.3(a).

“Property Taxes” has the meaning set forth in Section 2.1(a).

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Deposit” has the meaning set forth in Section 2.10(a).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased IP” has the meaning set forth in Section 2.1(a).

“Purchaser Benefit Plans” has the meaning set forth in Section 5.11(e).

“Purchaser Broker Fee” has the meaning set forth in Section 4.2(d).

“Purchaser Indemnitee” means the Purchaser and its Affiliates, successors and assigns, and each of the respective current and former members, officers, directors, agents, employees, partners, Affiliates and representatives of any such Person.

“Purchaser Parties” has the meaning set forth in Section 8.3(e).

“Purchaser Schedule” means the schedule first delivered by the Purchasers to Sellers on the date of this Agreement and updated after the date of this Agreement in accordance with Section 2.9.

“Purchasers” has the meaning set forth in the preamble.

“Real Property” has the meaning set forth in Section 4.1(g).

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Books and Records” means (A) any documents (including books and records) that the Sellers are required by applicable Law to retain, (B) corporate seals, minute books, charter documents, corporate stock record books, original tax records and such other books and records as pertain to the organization, or share capitalization of any of the Sellers (other than the Foreign Subsidiaries, any of their Subsidiaries or the Joint Venture), (C) any books and records or information related exclusively to the Excluded Business, the Excluded Assets or Excluded Liabilities; and (D) documents prepared by Sellers solely in connection with this Agreement, any Ancillary Agreement or the Seller Chapter 11 Cases; provided that Retained Books and Records shall not include any Patent and IP Related Documentation.

“Sale Order” means an order of the Bankruptcy Court, in the form attached hereto as Exhibit F, with such changes as Wanxiang may have approved in its sole and absolute discretion to the extent that such changes affect or concern Wanxiang, that has not been stayed, vacated or stayed pending appeal, authorizing, in addition to the matters referred to in Section 3.3, the sale of the Purchased Assets to Wanxiang and/or, as applicable, one or more Wanxiang Designees upon the terms and subject to the conditions contained in this Agreement and the consummation of the Transaction.

“Scheduled Agreements” has the meaning set forth in Section 4.1(k).

“Seller Broker Fee” has the meaning set forth in Section 4.1(l).

“Seller Chapter 11 Cases” has the meaning set forth in the recitals.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Business” means all the businesses of the Sellers other than the Excluded Business.

“Service Providers” means the A123 Entities’ current or former directors, officers, employees, consultants or independent contractors.

“Specified Employee” and “Specified Employees” have the meaning set forth in Section 5.11(a).

“Specified Tax Returns” has the meaning set forth in Section 7.4(f)(ii).

“Specified Third Party Tax Claim” has the meaning set forth in Section 9.3(c).

“Straddle Period” has the meaning set forth in Section 7.4(d).

“Subsidiary” means, with respect to any Person, (a) any other Person that directly, or indirectly through one or more intermediaries, is controlled by such Person; or (b) any other Person where a majority of its equity interests are held, directly, or indirectly through one or more intermediaries, by such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Survival Date” has the meaning set forth in Section 9.1.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Transactions” means the transactions contemplated herein to be consummated at the Closing, including the purchase and sale of the Purchased Assets and the delegation and assumption of the Assumed Liabilities provided for in this Agreement.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the other documents or instruments executed and delivered pursuant to Section 2.4, 7.2 or 7.3.

“Transferred Employee” has the meaning set forth in Section 5.11(a).

“Transfer Taxes” means any transfer, documentary, excise, sales, use, property, gains, value-added, stamp, registration and other such Taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties and interest in respect thereof).

“Unaudited Financial Statements” means (a) the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of A123 Systems as of and for the six-month period ended June 30, 2012, and (b) the unaudited consolidated balance sheets (including the consolidating balance sheet), and the related unaudited consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of A123 Systems as of and for the three-month period ended March 31, 2012.

“U.S. Benefit Plans” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by any A123 Entity or any predecessor thereof or by any trade or business, whether or not incorporated, all of which together with any A123 Entity or any predecessor thereof would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”), or to which any A123 Entity or any predecessor thereof or any ERISA Affiliate is or has been obligated to contribute; provided, however, that U.S. Benefit Plans shall not include any Foreign Benefit Plans.

“USG Business” means research and development related to, and prototyping, manufacturing, sales, marketing, services, licensing and/or maintenance of, energy storage materials, electrodes, cells and system products for the following applications for the U.S. government:  (i) military vehicles, (ii) military power grids, (iii) small format energy cells for remote devices (including without limitation portable soldier power, and unmanned aerial vehicles), (iv) directed energy (including without limitation pulsed power weapons, high energy laser, advanced armor, and shipboard uninterrupted power supply/advanced systems), and (v) satellite/space.

“Wanxiang” has the meaning set forth in the preamble.

“Wanxiang Designee” means one or more Affiliates of Wanxiang or any other Person or Persons designated by Wanxiang to the Sellers prior to the Closing.

“WARN” has the meaning set forth in Section 4.1(bb).

Section 1.3            Other Terms.  As used in this Agreement, any reference to any federal, state, local, or foreign law, including any applicable Law, will be deemed also to refer to all rules and regulations promulgated thereunder and all amendments or modifications thereto, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto.  The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this Agreement to Articles, sections, Schedules or Exhibits are to Articles or sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein.  References to the consent or approval of any Party shall mean the written consent or approval of such Party, which may be withheld, conditioned or delayed in such Party’s sole and absolute discretion, except to the extent otherwise specified herein.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof.  Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the Party entitled to receive such payment.  All references to “dollars” or “$” or “US$” in this Agreement shall mean U.S. dollars.

Section 1.4            Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

Section 1.5            Time.  Time shall be of the essence of this Agreement.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m., New York City time, on such date (except for the filing of papers with the Bankruptcy Court or the entry of any Order by the Bankruptcy Court, which must be completed on such date by the deadline set forth in the rules of the Bankruptcy Court or any Order of the Bankruptcy Court).  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the Parties.  All references herein to time are references to New York City time, unless otherwise specified herein.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets.

(a)           The Sellers hereby agree to sell, transfer, assign, convey and deliver to Wanxiang and/or, as applicable, one or more Wanxiang Designees, at the Closing, and Wanxiang hereby agrees to purchase, acquire and assume, or cause one or more Wanxiang Designees to purchase, acquire and assume, from the Sellers at the Closing, upon the terms and subject to the conditions of this Agreement, all right, title and interest in, to, and under, all of the properties, assets, rights, goodwill and other interests of the Sellers of any nature whatsoever, wherever located, whether real, personal, mixed, tangible or intangible as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any and all Encumbrances (except for Permitted Encumbrances) of every kind, nature and description, including, to the extent that the same does not constitute an Excluded Asset, the Sellers’ right, title and interest in, to and under:

(i)            all Intellectual Property Rights other than the Excluded IP owned by or licensed to (in whole or in part) Sellers, worldwide, including such Intellectual Property Rights in all automotive applications under development or developed as of the date hereof or as of the Closing Date and the Li-ion starter batteries, and the right to royalty income associated therewith, whether or not accessed or referred to in connection with a DOD/Security Contract or an Other USG Contract or otherwise embodied in any deliverable under any such DOD/Security Contract or Other USG Contract (collectively, the “Purchased IP”);

(ii)           the Foreign Equity Interests;

(iii)          the Assumed Contracts and all rights thereunder;

(iv)          the Assumed Leases and real property and rights thereunder, including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), and all credit for the prepaid rent associated therewith and all security deposits made in respect of such Assumed Leases and any real property improvements thereon;

(v)           all Equipment;

(vi)          all Inventory;

(vii)         all real, personal and intangible property Taxes (“Property Taxes”) with respect to the Purchased Assets that are prepaid and not attributable to Pre-Closing Tax Periods, and any refund of any Property Taxes to which the Purchasers are entitled pursuant to Section 7.4(c);

(viii)        all advertising, marketing and promotional materials and all other printed or written materials to the extent used in connection with the Sellers’ Business;

(ix)          all Books and Records (other than Books and Records related exclusively to the Excluded Business), provided that Sellers shall be permitted to retain a copy of such Books and Records to the extent used in the Excluded Business;

(x)           all rights of the Sellers under any non-disclosure or confidentiality, non-compete or non-solicitation agreements, to the extent such agreement relates to the other Purchased Assets or the Sellers’ Business (or any portions thereof); and

(xi)          all Permits transferable under applicable Law to the extent related to the Purchased Assets or the Sellers’ Business;

(xii)         any and all insurance proceeds, condemnation awards or other compensation in respect of loss or damage to any Purchased Asset subject to Section 5.1(l) to the extent occurring after the date hereof, and all right and claim of the Sellers to any such insurance proceeds, condemnation awards or other compensation not paid by the Closing;

(xiii)        all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

(xiv)        all receivables, including trade receivables, rebates and allowances and other receivables from suppliers;

(xv)         all goodwill;

(xvi)        all rights, claims, actions, refunds (but excluding refunds of Excluded Taxes), causes of action, choses in action, actions, suits or proceedings, hearings, audits, rights of recovery, rights of setoff, rights of recoupment, rights of reimbursement, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent related to the Purchased Assets or the Assumed Liabilities (including any claims for past infringement or misappropriation);

(xvii)       all avoidance claims or causes of action available to the Sellers under chapter 5 of title 11, including Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code against customers or other counterparties to the Assumed Contracts or the Assumed Leases to the extent such avoidance claims or causes of action relate to any Assumed Contract or Assumed Lease;

(xviii)      any China Intercompany Payable and all outstanding Intercompany Notes; and

(xix)        all claims of any of the A123 Entities (other than a Foreign Subsidiary) against any Foreign Subsidiary; it being agreed that to the extent any claim of any A123 Entities (other than a Foreign Subsidiary or a Seller) against any Foreign Subsidiary exists, Sellers shall cause the relevant A123 Entity to sell, transfer, assign, convey and deliver such claim to the Purchasers at the Closing, and such claim shall constitute a Purchased Asset hereunder.

Section 2.2            Excluded Assets.

(a)           Sellers shall retain their right, title and interest to, in and under the following assets, properties and rights of the Sellers (such assets to be retained by Sellers, the “Excluded Assets”):

(i)            any ITAR-Controlled Assets;

(ii)           all Intellectual Property Rights exclusively developed under the DOD/Security Contracts or the Other USG Contracts or provided to Sellers exclusively in connection with the performance of the DOD/Security Contracts or the Other USG Contracts (the “Excluded IP”) (the parties will agree on the list of Intellectual Property Rights that constitute Excluded IP within three (3) Business Days of the date of this Agreement);

(iii)          the Excluded Leases (including the Ann Arbor Lease);

(iv)          other than those set forth in Section 2.1(a)(xvii), all avoidance claims or causes of action available to the Sellers under chapter 5 of title 11, including Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code;

(v)           the Excluded Agreements (including the DOD/Security Contracts and the Other USG Contracts) and any and all rights thereunder (other than accounts receivable under Excluded Agreements that are not DOD/Security Contracts or Other USG Contracts);

(vi)          all Inventory, Equipment and other personal property located as of the Closing Date at the Sellers’ research and development facilities in Ann Arbor, Michigan, other than personal computers of the Powder R&D Team and all laboratory Equipment primarily used by the Powder R&D Team and all other Inventory, Equipment and other personal property exclusively used by the Government Research Team and Government Solutions Team;

(vii)         such other facilities and assets that may be identified through the parties’ additional engagement with the Committee on Foreign Investment in the United States as being integral to the operations and business of the Government Research Team and Government Solutions Team or the performance of the DOD/Security Contracts and Other USG Contracts; provided however, that no facility or asset shall be included in the definition of “Excluded Assets” pursuant to this clause (vii), unless Purchaser consents to such inclusion, which consent may not be unreasonably withheld or delayed unless such inclusion would reasonably be expected to materially and adversely affect the expected economic or commercial benefits to Purchaser arising from the transactions contemplated hereby;

(viii)        any prepaid Property Tax with respect to the Purchased Assets that are attributable to Pre-Closing Tax Periods, and any refund of Excluded Taxes (for the avoidance of doubt, other than any refund of Property Taxes to which the Purchasers are entitled pursuant to Section 7.4(c));

(ix)          except for any security deposits made in respect of any Assumed Leases and any prepaid amounts that are a Purchased Asset, all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, securities, securities entitlements, instruments and other investments and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit and all bank accounts of the Sellers;

(x)           other than the Foreign Equity Interests and stock or other equity interests in Fisker Automotive, Inc. or 24M Technologies, Inc., any capital stock, securities or other interest of any Seller held in any Person;

(xi)          all rights, claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise), in each case, to the extent related to the assets, rights and properties set forth in this Section 2.2(a) or the Excluded Liabilities;

(xii)         prepayments made with regard to insurance policies not assumed by Purchasers and security deposits, pre-paid expenses or prepayments to the extent made in connection with any Excluded Asset or Excluded Liability;

(xiii)        Sellers’ rights under this Agreement and under any other Transaction Document and all cash and non-cash consideration payable or deliverable to or for the account of any Seller by Purchaser pursuant and subject to the terms and provisions of this Agreement or any Ancillary Agreement;

(xiv)        the assets of any Foreign Benefit Plan or U.S. Benefit Plan not assumed by any Purchaser; and

(xv)         Retained Books and Records; provided that Sellers shall provide, at the Seller’s cost and expense, Purchasers with a copy (and shall allow Purchasers to make a copy) of any Retained Books and Records that are related to the Purchased Assets, the Assumed Liabilities or the Sellers’ Business or the Joint Venture (other than the Retained Books and Records described in clause (D) of the definition of Retained Books and Records).

(b)           Notwithstanding anything in this Agreement to the contrary, Wanxiang may, in its sole and absolute discretion, at any time on or prior to the date that is one Business Day before the Closing Date, elect not to acquire any of the assets, properties and rights of any Seller, and any asset so designated by Wanxiang shall be an Excluded Asset for all purposes hereunder; provided, however, that with respect to Contracts and Leases, such designation shall be made in accordance with Section 2.9.

Section 2.3            Reserved.

Section 2.4            Condition of Conveyance.  Without limiting the provisions of this Agreement relating to the Assignment and Assumption Agreement or any other provisions of this Agreement relating to sale, transfer, assignment, conveyance or delivery, the Purchased Assets and the Assumed Liabilities shall be sold, transferred, assigned, conveyed and delivered by the Sellers to the Purchasers and, as applicable, one or more Wanxiang Designees, by appropriate instruments of transfer, bills of sale, endorsements, assignments and deeds, in recordable form as appropriate, and free and clear of any and all Encumbrances of any and every kind, nature and description (other than the Permitted Encumbrances).

Section 2.5            Consideration.  Subject to the terms and conditions hereof and the entry and effectiveness of the Sale Order, the purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Purchased Assets shall consist of (1) an amount in cash equal to the sum of  $256,600,000.00  in cash; and (2) the assumption of the Assumed Liabilities.

Section 2.6            Assumption of Liabilities.  Pursuant to the Sale Order and to the extent permitted by applicable Law, on the Closing Date, Wanxiang and one or more Wanxiang Designees shall assume and agree to pay, perform and discharge, when due after the Closing, the following Liabilities of Sellers to the extent not paid, performed, or discharged at or prior to the Closing (the following collectively, other than the Liabilities set forth in clauses (a) through (p) of Section 2.7, the “Assumed Liabilities”):

(a)           all Liabilities of each Seller that are incurred and arise after the Closing from the operation by Purchasers of the Purchased Assets after the Closing;

(b)           all Liabilities of each Seller that become due or are incurred and arise after the Closing under the Assumed Leases and Assumed Contracts;

(c)           all Property Taxes for which the Purchasers are responsible pursuant to Section 7.4(c); and

(d)           all Cure Costs with respect to the Assumed Contracts and the Assumed Leases.

Section 2.7            Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, neither Wanxiang, any Wanxiang Designee or any Affiliate of the foregoing shall assume, and shall not be deemed to have assumed, or be bound by any duties, responsibilities, obligations or liabilities, of any Seller or any of its Affiliates of any kind or nature, known, unknown, contingent or otherwise, whether direct or indirect, matured or unmatured, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including such duties, responsibilities, obligations or liabilities, arising from or related to the following:

(a)           any Liability arising out of facts or circumstances in existence prior to the Closing Date and from or related to any breach, default under, failure to perform, torts related to the performance of, violations of law, infringements or indemnities under, guaranties pursuant to and overcharges, underpayments or penalties on the part of Sellers or any of their Affiliates under any Contract, agreement, arrangement or understanding to which any Seller or any of its Affiliates is a party prior to the Closing Date;

(b)           any Liability arising from or related to any claim, action, arbitration, audit, hearing, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative, or informal and whether pending or threatened or having any other status) against Seller or its Affiliates, or related to the Purchased Assets or the Assumed Liabilities, pending or threatened or to the extent related to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date;

(c)           any Liability arising from or related to the operation or condition of the Purchased Assets or the Assumed Liabilities prior to the Closing or facts, actions, omissions, circumstances or conditions existing, occurring or accruing with respect to the Purchased Assets or the Assumed Liabilities prior to the Closing;

(d)           any Liability arising from or related to the operation of the Excluded Business;

(e)           any Liability for or relating to (i) design or manufacturing defects (whenever discovered, whether prior or after the Closing) and (ii) warranties, product liability, safety or other Liability, in the cases of clauses (i) and (ii), relating to any product sold by any Seller prior to the Closing;

(f)            any Liability in respect of Indebtedness of any Seller or any other Liability related to, arising under or in connection with the 2016 Notes or the HB Notes;

(g)           any Liability (i) with respect to Transferred Employees that arises or is incurred prior to the Closing Date, (ii) with respect to Service Providers or other service providers (including current and former directors, officers, employees, agents and independent contractors) who do not become Transferred Employees that arises or is incurred at any time (iii) under any U.S. Benefit Plan, Foreign Benefit Plan or any other employee program or arrangement at any time maintained, sponsored or contributed to by any of the A123 Entities or any predecessor or Affiliate thereof or any ERISA Affiliate, or with respect to which any of the A123 Entities or any predecessor or Affiliate thereof or any ERISA Affiliate has any Liability, or (iv) under any employment, severance, retention, termination or other similar agreement or arrangement with any Service Provider or otherwise in respect of employees, collective bargaining agreements, pensions or OPEB or benefits or arising out of, relating to or with respect to the employment or performance of services for, or termination of employment or services for, any Seller or any Seller’s Affiliates, including in respect of wages, other remuneration, holiday or vacation pay, bonus, severance (statutory or otherwise), separation, termination or notice pay or benefits (including under COBRA), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, Taxes, Liabilities or Actions for workers’ compensation, Actions under WARN, or any other form of accrued or contingent compensation (including vacation, sick days, personal days or other leave entitlements), irrespective of whether such Liabilities or Actions arise or are paid or made, as applicable, on, before or after Closing (other than Actions solely in respect of post-Closing service of Transferred Employees by Wanxiang or its Affiliates after the Closing);

(h)           any Liability attributable to, relating to or arising (i) under Environmental Laws, or (ii) from any Contract or other arrangement for disposal or treatment of Hazardous Substances, or for the transportation of Hazardous Substances for disposal or treatment, or (iii) with respect to environmental contamination or remediation, in each case arising from or related to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing, or (iv) for toxic torts arising as a result of or in connection with loss of life or injury to Persons (whether or not such loss or injury was made manifest on or after the Closing Date) or other harm caused or allegedly caused by exposure to Hazardous Materials present at, on, in, under adjacent to, or migrating from, the Purchased Assets on or prior to the Closing;

(i)            any Liability in respect of royalty payments to third parties or other fees or payments relating to the Purchased IP (other than any royalty payments or other fees or payments that are a function of unit sales or similar measure), whether arising before, on or after the Closing (it being agreed that all royalty payments to third parties or other fees or payments relating to the Purchased IP that are a function of unit sales or similar measure shall be prorated between the Sellers, on the one hand, and the Purchasers, on the other hand, based upon their respective portions of the total units sold or such similar measure);

(j)            any Excluded Taxes;

(k)           any Liability arising from state, provincial or bankruptcy law theories of recovery, including fraudulent transfer;

(l)            any Liability with respect to any Seller Broker Fee;

(m)          any Liability under this Agreement and under any Ancillary Agreement;

(n)           any Liability to the extent relating to or arising, whether before, on or after the Closing, out of, or in connection with, any assets, properties and rights of Sellers or any of their Affiliates (other than the Purchased Assets), including the Excluded Assets and the Excluded Agreements; and

(o)           any Liability not expressly included among the Assumed Liabilities and specifically so assumed.

Section 2.8            Procedures for Assumption of Agreements; Delayed Transfer of Assets.

(a)           (1)           On or prior to the date hereof, the Sellers have delivered Schedule 2.8(a) to the Purchasers, which Schedule contains with respect to each Contract and Lease of any Seller, Sellers’ good-faith estimate of the amount required to be paid with respect to each Contract and Lease to cure all monetary defaults under such Contract or Lease to the extent required by Section 365(b) and otherwise satisfy all requirements imposed by Section 365 of the

Bankruptcy Code (such specified amounts, the “Cure Costs”).  To the extent requested by Purchasers, the Sellers shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all reasonably necessary actions in order to determine Cure Costs with respect to any Assumed Contract or Assumed Lease entered into prior to the Petition Date.  Notwithstanding the foregoing, prior to the Closing, Wanxiang may identify any Assumed Contract or Assumed Lease as one that Wanxiang no longer desires to have assigned to it or a Wanxiang Designee in accordance with Section 2.9.

(i)            At the Closing, the Sellers shall assume and assign to Wanxiang and/or, as applicable, one or more Wanxiang Designees the Assumed Contracts and Assumed Leases, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by Purchasers of adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment by Purchasers of the Cure Costs in respect of the Assumed Leases and Assumed Contracts.  The Cure Costs in respect of all of the Assumed Leases and Assumed Contracts shall be paid (or otherwise satisfied) by Purchasers.

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to Wanxiang and/or, as applicable, one or more Wanxiang Designees of any asset that would be a Purchased Asset or an Assumed Liability or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Consent from any Governmental Authority or any other third party (after giving effect to the Sale Order and the Bankruptcy Code) and such Consents shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, transfer, assignment, conveyance or delivery of such asset (and without reduction in the Purchase Price) unless there is a failure of one or more of the conditions set forth in Article VI, in which event the Closing shall proceed only if each failed condition is waived by the Party entitled to the benefit thereof.  In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the Purchasers and the Sellers shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such Consent.  Pending such Consent, the Parties shall reasonably cooperate with each other to provide Purchasers and the Wanxiang Designees with all of the benefits of use of such asset free of any cost or expense.  Once Consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset to Wanxiang and/or, as applicable, one or more Wanxiang Designees at no additional cost or expense.  To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Wanxiang and/or, as applicable, one or more Wanxiang Designees following the Closing but in any event no later than the date that is 90 days after the Closing pursuant to this Section 2.8(b), then, the Purchaser and the Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Consent.  The Sellers shall hold in trust for, and pay to Wanxiang and/or, as applicable, one or more Wanxiang Designees, promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers derived from its use of any asset that would be a Purchased Asset in connection with the arrangements under this Section 2.8(b).

(c)           If, following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset, then Sellers shall transfer such asset, property or right to Wanxiang and/or, as applicable, one or more Wanxiang Designees as promptly as practicable for no additional consideration.

(d)           If, following the Closing, Wanxiang receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then Wanxiang shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.

(e)           If, following the Closing, any Seller or Wanxiang becomes aware that any of the Excluded IP was necessary for the operation of the Sellers’ Business as operated as of the Closing Date, then Sellers shall immediately take all such actions as may be required to obtain or grant a license to Wanxiang for such Excluded IP, subject to any rights of Third Parties in such Excluded IP, including without limitation obtaining necessary Consents therefore as promptly as practicable for no additional consideration; provided, however, that any Excluded IP that constitutes ITAR-Controlled Assets will be expressly excluded from any such license to Wanxiang.

Section 2.9            Additional and Eliminated Assumed Contracts.  Notwithstanding anything in this Agreement to the contrary, Wanxiang may, in its sole and absolute discretion, amend or revise Schedules 1.2(a) and 1.2(b) of the Purchaser Schedule setting forth the Assumed Contracts and the Assumed Leases, respectively, in order to add or eliminate any Contract or Lease to such Purchaser Schedule up to one (1) Business Day prior to the Closing Date (the “Designation Deadline”) and, for any particular Assumed Contract or Assumed Lease that will be assumed in whole or in part by a Wanxiang Designee, to identify such Wanxiang Designee; provided, however, that (a) subject to the last sentence of this Section 2.9, the Sellers may terminate or reject any Contract set forth on Schedule 2.9 to the Disclosure Letter at any time whether prior to or after the Designation Deadline; and (b) Wanxiang may not amend or revise Schedules 1.2(a) and 1.2(b) of the Purchaser Schedule after the date hereof to add any Contract or Lease to such Purchaser Schedule if Sellers have provided written notice to Wanxiang no later than the date hereof that Sellers have reached an agreement in principle with a Third Party to assign, transfer or sell such Contract or Lease to such Third Party (it being understood that no Contract or Lease that has already been designated as a Purchased Asset may be the subject of any such agreement in principle).  Automatically upon the addition of any Contract to Schedule 1.2(a) of the Purchaser Schedule or Lease to Schedule 1.2(b) of the Purchaser Schedule, it shall be an Assumed Contract or Assumed Lease, as applicable, for all purposes of this Agreement.  Automatically upon the deletion of any Contract from Schedule 1.2(a) of the Purchaser Schedule or deletion of any Lease from Schedule 1.2(b) of the Purchaser Schedule (any such deleted Contract or Lease, an “Eliminated Agreement”), it shall be an Excluded Agreement for all purposes of this Agreement, and no Liabilities arising thereunder shall be assumed or borne by the Purchasers.  If Wanxiang indicates in writing to Sellers after the Closing Date that it wishes to acquire a Contract or Lease of any Seller that was not an Assumed Contract or Assumed Lease on the Closing Date and that Sellers have not reached any agreement in principle with a Third Party to assign, transfer or sell such Contract or Lease to such Third Party, then the Sellers will, subject to reaching an agreement with Wanxiang regarding consideration therefor, if any, use their commercially reasonable efforts to assign such Contract or Lease to Wanxiang; provided, however, that nothing herein shall be deemed or construed to obligate the Sellers to retain, or refrain from rejecting or terminating any Contract after the Designation Deadline that does not constitute an Assumed Contract or Assumed Lease.  With respect to each Assumed Contract and Assumed Lease, Wanxiang and, as applicable, the Wanxiang Designees shall provide adequate assurance of the future performance of such Assumed Contract or Assumed Lease by Wanxiang and, as applicable, such Wanxiang Designees.  Notwithstanding anything to the contrary herein, Sellers shall not be obligated to assume and assign any Assumed Contract or Assumed Lease with respect to which Purchasers fail to satisfy the Bankruptcy Court as to adequate assurance of future performance (collectively, if any, the “Non-Assured Contracts”) and Purchasers’ obligation to close the Transactions shall not be conditioned upon the transfer and assignment to Purchasers of any such Non-Assured Contracts.  Notwithstanding anything to the contrary herein, (i) Sellers shall not reject, repudiate or terminate any license or Contract in respect of Intellectual Property Rights and (ii) other than licenses or Contracts in respect of Intellectual Property Rights (treatment of which is governed by clause (i) of this sentence), Sellers shall not reject, repudiate or terminate any Contract or Lease that may potentially constitute or implicate any Purchased Asset unless (A) Sellers shall provide Purchaser at least five (5) Business Days’ prior written notice of such potential rejection, repudiation or termination (which notice shall specify the Contracts or Leases to be rejected and include a true and complete copy of such Contracts or Leases) and (ii) Purchaser has not objected to such rejection, repudiation or termination.

Section 2.10          Purchase Price Deposit; CFIUS Deposit.

(a)           On November 8, 2012 Purchasers deposited into escrow an earnest money deposit (the “Purchase Price Deposit”) in the amount of $13,300,100 as security for the performance of the Purchasers’ obligations under this Agreement.  The Purchase Price Deposit, together with any interest thereon, shall be applied against the Purchase Price at Closing and disbursed to the Sellers in accordance with the procedures set forth in the Deposit Escrow Agreement.  Except as set forth in Section 2.10(b), if this Agreement shall be terminated pursuant to Section 8.1, the Purchase Price Deposit, together with any interest earned thereon, shall be delivered to the Purchasers in accordance with the procedures set forth in the Deposit Escrow Agreement.

(b)           If this Agreement is terminated by Sellers pursuant to Section 8.1(d) or Section 8.1(k), the Purchase Price Deposit, shall be delivered to the Sellers in accordance with the procedures set forth in the Deposit Escrow Agreement.

(c)           Within one (1) Business Day after the date hereof, Purchasers shall deposit into escrow an earnest money deposit (the “CFIUS Deposit”) in the amount of $25,000,000.  The CFIUS Deposit, together with any interest thereon, shall be applied against the Purchase Price at Closing and disbursed to the Sellers in accordance with the procedures set forth in the CFIUS Escrow Agreement.  Except as set forth in Section 2.10(d), if this Agreement shall be terminated pursuant to Section 8.1, the CFIUS Deposit, together with any interest earned thereon, shall be delivered to the Purchasers in accordance with the procedures set forth in the CFIUS Escrow Agreement.

(d)           If this Agreement is terminated by Sellers pursuant to Section 8.1(j), the CFIUS Deposit, shall be delivered to the Sellers in accordance with the procedures set forth in the CFIUS Escrow Agreement.

Section 2.11          Withholding.  Notwithstanding anything in this Agreement to the contrary, the Purchasers shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local or foreign laws.  To the extent that amounts are so deducted and withheld by a Purchaser, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers or other Person in respect of which such deduction and withholding was made by the Purchaser.

ARTICLE III

COURT APPROVAL

Section 3.1            RESERVED.

Section 3.2            RESERVED.

Section 3.3            The Sale Order.  The Sale Order shall, among other matters, but subject to the terms of this Agreement:

(a)           approve this Agreement and the consummation of the Transaction upon the terms and subject to the conditions of this Agreement;

(b)           find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to Wanxiang and/or, as applicable, one or more Wanxiang Designees and shall vest Wanxiang and/or, as applicable, one or more Wanxiang Designees with title to the Purchased Assets free and clear of all Encumbrances (except for Assumed Liabilities and Permitted Encumbrances);

(c)           find that the consideration provided by the Purchasers, or which Purchasers caused to be provided by one or more Wanxiang Designees, pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets;

(d)           authorize the Sellers to assume and assign to Wanxiang and/or, as applicable, one or more Wanxiang Designees each of the Assumed Contracts and Assumed Leases, and (ii) find that, subject to the terms of the Sale Order, as of the Closing Date, the Assumed Contracts and Assumed Leases will have been duly assigned to Wanxiang and/or, as applicable, one or more Wanxiang Designees in accordance with Section 365 of the Bankruptcy Code;

(e)           find that Purchasers are acquiring none of the Excluded Assets and assuming none of the Excluded Liabilities;

(f)                                   find that the Purchasers and each Wanxiang Designee is a good-faith purchaser of the Purchased Assets pursuant to Section 363(m) of the Bankruptcy Code;

(g)                                  authorize and direct entry by Sellers into the Ancillary Agreements and performance by the Sellers and Debtors of the terms thereof;

(h)                                 find that neither the Purchasers nor any Affiliate of a Purchaser engaged in any conduct that would cause or permit this Agreement or the consummation of the Transaction to be avoided, or costs or damages to be imposed, under Section 363(n) of the Bankruptcy Code;

(i)                                     order that the Assumed Contracts and Assumed Leases will be transferred to, and remain in full force and effect for the benefit of Wanxiang and/or, as applicable, one or more Wanxiang Designees, notwithstanding any provision in any such Contract or Lease or any requirement of applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;

(j)                                    approve any other agreement to the extent provided by this Agreement;

(k)                                 find that the Sellers gave due and proper notice of the Transaction to each party entitled thereto;

(l)                                     find that Wanxiang and each applicable Wanxiang Designee has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Contracts and Assumed Leases;

(m)                             except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assumed Contract or Assumed Lease from asserting against Wanxiang or any Affiliate of Wanxiang or Wanxiang Designee or any of the Purchased Assets:  (i) any default, Action, Liability or other cause of action existing as of the date of the Hearing whether asserted or not, and (ii) any objection to the assumption and assignment of such non-debtor party’s Assumed Contract or Assumed Lease (except to the extent any such objection was sustained by the Order of the Bankruptcy Court);

(n)                                 find that, to the extent permitted by applicable Law, neither the Purchasers nor any Wanxiang Designee or Affiliate of a Purchaser is a successor to any Sellers or the bankruptcy estate by reason of any theory of law or equity, and neither the Purchasers nor any Affiliate of a Purchaser nor any Wanxiang Designee shall assume or in any way be responsible for any Liability of any Seller and/or the bankruptcy estate, except as otherwise expressly provided in this Agreement or any Ancillary Agreement;

(o)                                 provide that Sellers are authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement and the Ancillary Agreements;

(p)                                 be made expressly binding (based upon language satisfactory to the Purchasers) upon any trustee or other estate representative in the event of conversion of any of the Seller Chapter 11 Cases to chapter 7, or upon appointment of a chapter 11 trustee in any Seller Chapter 11 Case;

(q)                                 enjoin assertion of any Excluded Liabilities against any of Purchasers or their Affiliates or any assignees, transferees or successors thereof or against any of the Purchased Assets; and

(r)                                    order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1                                    Representations and Warranties of the Sellers.  Except as set forth in the correspondingly numbered Schedules of the Disclosure Letter delivered as of the date hereof by the Sellers to Purchasers (the “Disclosure Letter”) (it being understood that any matter disclosed in any Schedule of the Disclosure Letter will be deemed to be disclosed in any other Schedule of the Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule), the Sellers hereby, jointly and severally, represent and warrant to the Purchasers as of the date hereof and as of the Closing Date except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date), as follows:

(a)                                 Each Seller and each Foreign Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each A123 Entity has all requisite power and authority to own, lease, develop and operate the Purchased Assets and to carry on its business as now being conducted (subject to the provisions of the Bankruptcy Code).  Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each A123 Entity is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

(i)                                     Schedule 4.1(a)(i) of the Disclosure Letter sets forth for each Foreign Subsidiary the amount of its authorized capital stock (or share capital), the amount of its outstanding capital stock (or share capital) and the record (or registered) and beneficial owners of its outstanding capital stock (or share capital), and there are no other shares of capital stock or other equity securities of any Foreign Subsidiary issued, reserved for issuance or outstanding.  All of the issued shares, outstanding equity securities and other securities of each Foreign Subsidiary are owned of record (or legally) and beneficially by Sellers or by another Foreign Subsidiary, and all such securities are included in the Purchased Assets or are owned by one or more Foreign Subsidiaries, in each case free and clear of all Encumbrances.  No legend or other reference to any purported Encumbrance appears upon any certificate representing any shares of any Foreign Subsidiary.  All the outstanding shares of capital stock or membership interests of each Foreign Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of any Foreign Subsidiary or any Contract to which any Foreign Subsidiary is a party or otherwise bound.  There are no Convertible Securities of any Foreign Subsidiary authorized, issued or outstanding.  There are not any outstanding contractual obligations of any Foreign Subsidiary to repurchase, redeem or otherwise acquire any capital stock, membership interests, partnership interests, joint venture interests or other equity interests in any Foreign Subsidiary.

(ii)                                  Schedule 4.1(a)(ii) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Foreign Subsidiary) owned, directly or indirectly, by Sellers or any Foreign Subsidiary.

(iii)                               No Foreign Subsidiary is insolvent or unable to pay its debts, including its future and prospective debts.  No Foreign Subsidiary has proposed or intends to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.  No Foreign Subsidiary nor any director, secretary or creditor of any Foreign Subsidiary has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body, or by any director, secretary or creditor or by the company itself nor has any such order or relief been granted or appointment made.  No order has been made, petition or application presented, resolution passed or meeting convened by any Foreign Subsidiary for the purpose of winding-up such Foreign Subsidiary or whereby the assets of any Foreign Subsidiary are to be distributed to creditors or shareholders or other contributories of such Foreign Subsidiary.  No order has been made, petition or application presented, resolution passed or meeting convened by any other Person for the purpose of winding-up any Foreign Subsidiary or which the assets of such Foreign Subsidiary are to be distributed to creditors or shareholders or other contributors of any Foreign Subsidiary.

(iv)                              A123 Systems holds directly or indirectly all of the capital stock and other ownership interests of each of the other Sellers and each Foreign Subsidiary.  Other than as described in the preceding sentence, no A123 Entity (i) owns, directly or indirectly, any capital stock or other ownership interest in any Person other than the Joint Venture, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests in any Person, (ii) has any obligation to acquire any capital stock or other ownership interests in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests of any Person, or to make any investment in any Person, or (iii) is a party to any partnership, limited liability company, joint venture or similar agreement.  A123 Systems Hong Kong, Ltd. owns 49% of the equity interest in Shanghai Advanced Traction Battery Systems Co. (the “Joint Venture”).  A123 Systems Hong Kong, Ltd. has no assets or Liabilities other than its equity interest in the Joint Venture and is not otherwise bound by any contract, agreement or understanding.  A123 Systems Hong Kong, Ltd. has satisfied all of its material obligations with respect to the Joint Venture.  True, accurate and complete copies of the governing documents of each Foreign Subsidiary and the Joint Venture and any Contracts involving or relating to the equity interests or governance of the Joint Venture have previously been provided to Purchasers.  All Books and Records of each Foreign Subsidiary (A) are up-to-date in all material respects, (B) are maintained at its registered office in accordance with applicable Laws on a consistent basis in all material respects, and (C) contain accurate records of all material matters required to be dealt with in such Books and Records.

(b)                                 Each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order).  Subject to the entry of the Sale Order, the execution, delivery and performance by each Seller of this Agreement or the Ancillary Agreements and the consummation of the Transaction have been duly and validly authorized by all requisite corporate or limited liability company action on the part of each Seller and no other corporate or limited liability company proceeding on the part of any Seller is necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Transaction.  This Agreement and each Ancillary Agreement have been (or will be) duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than the Sellers) constitute (or will constitute) legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).

(c)                                  The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements do not, and the consummation by each Seller of the Transaction, upon entry of the Sale Order, will not, (i) conflict with or result in the breach of any provision of the organizational documents of any A123 Entity, (ii) conflict with, violate or result in the breach by any A123 Entity of any applicable Law, (iii) require any A123 Entity to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order and, if required, any clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) or any notification requirements pursuant to 22 CFR 122.4(b) of the International Traffic in Arms Regulations (ITAR), (iv) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Assumed Contract, Assumed Lease or Permit (subject, in the case of the assumption and assignment to Wanxiang or any Wanxiang Designee of any Assumed Contract or Assumed Lease or Permit that by its terms requires consent to assignment, to the entry of the Sale Order and the terms and conditions of this Agreement), or (v) result in any Encumbrance (except for Permitted Encumbrances) on any of the Purchased Assets; other than, in the case of the foregoing subclauses (iv) and (v), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d)                                 Since January 1, 2012 through the date of this Agreement, there is not pending or, to the Knowledge of the Sellers, threatened, an Action against an A123 Entity that, individually or in the aggregate, would constitute a Material Adverse Effect.

(e)                                  All commodities, software and/or technologies conveyed as part of the Purchased Assets are controlled by the Department of Commerce under the Export Administration Regulations and are either classified “EAR99” or are subject to anti-terrorism controls only, except as specified in Schedule 4.1(e).  A123 Entities do not hold any export control, strategic goods or embargo license, agreement, permit, approval or other authorization issued by any U.S. Governmental Authority or any foreign Governmental Authority.

(f)                                   Other than (i) the Purchasers, (ii) pursuant to any bids made by any Person in connection with the Auction, or (iii) prior to the Closing Date, any A123 Entity, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or similar right for the purchase, sale, use or other disposition of all or any of the Purchased Assets.

(g)                                  Schedule 4.1(g) of the Disclosure Letter sets forth a complete and accurate list of all material leases, subleases and other occupancy contracts, including all amendments in respect of real property to which any A123 Entity is a party (whether as lessee or lessor) (collectively, the “Leased Real Property”) and all real property owned by any A123 Entity (collectively, the “Real Property”).  No A123 Entity owns any real property or occupies any material real property other than the Leased Real Property, except in accordance with the agreements set forth on Schedule 4.1(g) with respect to Leased Real Property.  No Person that is not an A123 Entity has any right to possess, use or occupy the Real Property.  With respect to the Assumed Leases, a Seller has (x) a valid leasehold interest in the Leased Real Property and (y) valid title to, or a valid leasehold interest in, the material tangible personal property constituting Purchased Assets, free and clear of Encumbrances (except for Permitted Encumbrances).  Seller has valid fee simple title in all Real Property, except as set forth on Schedule 4.1(g).  Sellers have, and, immediately prior to Closing, will have, and, upon delivery to Purchasers on the Closing Date of the instruments of transfer contemplated by the required closing deliveries, and subject to the terms of the Sale Order, Sellers will thereby transfer to Purchaser, good title to, or, in the case of personal property leased by Sellers, a valid leasehold interest in, all of the Purchased Assets material to the Sellers’ Business, free and clear of all Encumbrances, except for the Assumed Liabilities and for Permitted Encumbrances.  The Purchased Assets together with the assets of the Foreign Subsidiaries constitute all assets used or held primarily for use by Sellers and their Affiliates in, and necessary and sufficient for, the operation of the Sellers’ Business as operated as of the Petition Date.  None of the ITAR-Controlled Assets has been or is used in the business of the A123 Entities as conducted prior to the date hereof other than the USG Business.

(h)                                 The Books and Records have been maintained in material compliance with applicable Law and accounting requirements and fairly reflect, in all material respects, all dealings and transactions in respect of the Purchased Assets and the Assumed Liabilities. The books and records of the Foreign Subsidiaries have been maintained in material compliance with applicable Law and accounting requirements and fairly reflect, in all material respects, all dealings and transactions of the Foreign Subsidiaries.

(i)                                     Attached as Schedule 4.1(i)(i) of the Disclosure Letter is a schedule of all permits, consents, licenses or similar authorizations of Governmental Authorities required for operation of the Sellers’ Business or the Joint Venture (the “Permits”).  Each Permit is in full force and effect, the A123 Entities are in compliance in all material respects with their terms and conditions, all required renewal applications have been timely filed, no notice has been received by a Governmental Authority to revoke any material Permit and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any Permit required for the operation of the Sellers’ Business or the Joint Venture.

(j)                                    Since January 1, 2009, the A123 Entities have been in compliance with all applicable Laws except for such non-compliance that would not have a Material Adverse Effect.  As of the date of this Agreement, no A123 Entity has received a written (or, to the Knowledge of Sellers, non-written) notice of any investigation or review by any Governmental Authority with respect to the Purchased Assets, the Foreign Subsidiaries (and their assets), or the Real Property that is pending, or, to the Knowledge of the Sellers, threatened.  As of the date hereof, except for the Seller Chapter 11 Cases and as set forth on Schedule 4.1(j) of the Disclosure Letter, there is no Action or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that (a) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions, (b) would reasonably be expected to be material to the Purchased Assets or Assumed Liabilities or to the assets and liabilities of the Foreign Subsidiaries or (c) could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2009, there has not been made or, to Sellers’ Knowledge, threatened, any material product liability or other material product-related claims by any third party arising from the sale, design, distribution or manufacturing with respect to the safety of the products manufactured or sold by any A123 Entity and, to Seller’s Knowledge, there are no material safety concerns with respect to any such products.

(k)                                 Schedule 4.1(k)(i) of the Disclosure Letter sets forth a complete and accurate list of all material Contracts of any A123 Entity or with respect to which any Purchased Assets is bound or subject.  Schedule 4.1(k)(ii) of the Disclosure Letter sets forth a complete and accurate list of all Leases (the Contracts and Leases described in this sentence and the immediately preceding sentence together, the “Scheduled Agreements”).  Since January 1, 2009, (1) there has not been any written (or, to the Knowledge of Sellers, non-written) claim or allegation by any Person that any A123 Entity is in material breach or default under any Scheduled Agreements or that there exists an event or condition which (with or without notice or lapse of time or both) would result in a material breach or default by any A123 Entity under any Scheduled Agreements, and (2) to the Knowledge of the Sellers, neither the Sellers nor any other party to any Scheduled Agreement is in material breach or default thereunder.  As of the date hereof, no party to a Scheduled Agreement has provided any A123 Entity with written notice (or, to the Knowledge of the Sellers, notice) that it intends to cancel, terminate, fail to renew or materially reduce business conducted under any Scheduled Agreement.  Except to the extent that a Scheduled Agreement is rejected, repudiated or terminated by Sellers after the execution of this Agreement in accordance with the terms of this Agreement, each of the Scheduled Agreements is in full force and effect and is valid and binding on the A123 Entity party thereto and, to the Knowledge of Sellers, each other party thereto.  The Sellers have made available to the Purchasers complete and accurate copies of each Scheduled Agreement, together with any and all amendments, supplements and modifications thereto.

(l)                                     Upon consummation of the Transaction, the Sellers shall have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction (a “Seller Broker Fee”), except for any Seller Broker Fee payable to Lazard Freres & Co. LLC or Alvarez & Marsal.  None of the Purchasers nor any Affiliate of a Purchaser, nor any Foreign Subsidiary, will have any Liability in connection with any Seller Broker Fee or any other brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction incurred by any A123 Entity.

(m)                             The use by the A123 Entities of the Real Property is in material compliance with all Environmental Laws.  To the Knowledge of the Sellers, the Real Property is in compliance with Environmental Laws, including any Environmental Permits, except for such non-compliance that individually or in the aggregate would not constitute a Material Adverse Effect.  As of the date of this Agreement, (i) no A123 Entity is subject to any pending or, to the Sellers’ Knowledge, threatened Action alleging that an A123 Entity may be in material violation of any Environmental Law or Environmental Permit, or may have any material Liability under any Environmental Law; and (ii) no A123 Entity has stored, treated, disposed of, arranged for disposal or treatment of, transported, handled, manufactured, distributed, or released any Hazardous Substance on, under or from the Real Property, except in material compliance with Environmental Laws.  Sellers have delivered or made available to Purchaser complete and accurate copies of all material environmental reports, audits, and assessments prepared by or for the Sellers that are in the Sellers’ possession, as well as all material correspondence with Governmental Authorities or other Persons relating to environmental conditions or environmental compliance matters at the facilities and the properties of Seller and concerning the operation of the business of the A123 Entities.

(n)                                 As of the date of this Agreement, no A123 Entity has received any written notice of any, and, to the Knowledge of the Sellers, there is no threatened or pending, eminent domain, condemnation or rezoning proceedings, or any sale or other disposition in lieu of eminent domain or condemnation, with respect to the Real Property or any part of the Real Property or for the relocation of roadways or streets providing access to or egress from the Real Property.

(o)                                 Sellers own and have valid title to, or the right to use in connection with their business as conducted prior to the Petition Date, all of the Purchased IP and all other Intellectual Property Rights used in their business, and no A123 Entity other than the Sellers owns or licenses any of Intellectual Property Rights.  None of the Excluded IP has been or is used in the business of the A123 Entities as conducted prior to the date hereof other than the USG Business.  There are no Intellectual Property Rights that do not constitute Purchased IP but are used in the business of the A123 Entities, other than the Excluded IP which is used solely in the USG Business.

(i)                                     Schedule 4.1(o)(i) sets forth a true and complete list of all U.S. and foreign Intellectual Property Rights owned (whether in whole or in part) by or licensed to or used by Sellers that are issued, pending or registered, including all registered Purchased IP (marked as such), as well as any Excluded IP, in each case indicating which A123 Entities own or have rights to use such Intellectual Property Rights and with respect to which businesses of A123 Entities such Intellectual Property Rights are used or are relevant.

(ii)                                  Except as set forth on Schedule 4.1(o)(ii), Sellers have all right, title and interest in and to the Intellectual Property Rights designated as owned by Sellers on Schedule 4.1(o)(i), free and clear of all Encumbrances other than Permitted Encumbrances.  All current and former employees of the A123 Entities have assigned to the A123 Entities all Purchased IP that such employees have created while in the scope of their employment, including copyrights in works made for hire and patents.

(iii)                               Schedule 4.1(o)(iii) sets forth each Contract with respect to Purchased IP pursuant to which the A123 Entities have granted or are obligated to grant any Person the right to license, reproduce, distribute, market, use or exploit such Intellectual Property Rights or otherwise granted covenants not to sue, releases or immunities regarding such Intellectual Property Rights.

(iv)                              Except as set forth on Schedule 4.1(o)(iv), all registered Intellectual Property Rights of Seller are in full force and effect, and have not been abandoned or passed into the public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property Rights have been timely filed with the appropriate authorities and paid.  Sellers have in place commercially reasonable policies and procedures, consistent with industry standards, to maintain the secrecy of all trade secrets included in their Intellectual Property Rights.  The A123 Entities are not using any registered Intellectual Property Rights in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Intellectual Property Rights.

(v)                                 Except as set forth on Schedule 4.1(o)(v), (A) there are no Actions before any Governmental Authority with respect to the Intellectual Property Rights of any A123 Entity or, to the Knowledge of Sellers, any Actions before any Governmental Authority with respect to Intellectual Property Rights which are otherwise used in the business of the A123 Entities, (B) there is no Action pending, or to the Knowledge of the Sellers, threatened that challenges the validity of ownership or use of any Purchased Assets, and (C) to the Knowledge of Sellers, there exists no state of facts and circumstances that would result in any such challenge that is material to the business of the Sellers being successful or which would be reasonably likely to result in a material liability or otherwise have a Material Adverse Effect.

(vi)                              To the Knowledge of the Sellers, no third party’s operations or products infringe on the Purchased IP in any material respect.  To the Knowledge of the Sellers, the operation of the business of the A123 Entities does not infringe in any material respect on the Intellectual Property Rights of any other Person.  No A123 Entity has received, or been threatened with, during the three-year period preceding the date of this Agreement, any written (or, to the Knowledge of Sellers, non-written) claim of infringement with respect to any Purchased IP.

(p)                                 Upon the consummation of the Closing, Buyer shall succeed to all of Sellers’ rights and interest in or under the Purchased IP, and all of Sellers’ rights under the Intellectual Property Rights that constitute the Purchased IP shall be exercisable by Purchasers to the same extent as by Sellers prior to the Closing.  The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of its rights or obligations under any agreement under which any right or license is granted under any of the Purchased IP.

(q)                                 Schedule 4.1(q) of the Disclosure Letter sets forth a complete list of all material insurance policies with respect to which an A123 Entity is a party, a named insured or otherwise the beneficiary of coverage with respect to any of the Purchased Assets or the Assumed Liabilities.  The Purchased Assets have been insured against risks normally covered by insurance policies by companies carrying on business of a similar nature as each of the A123 Entities.  There is no material claim with respect to any Purchased Asset by an A123 Entity pending under any such policies which has been denied or disputed by the insurer.  To the Knowledge of the Sellers, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, all material terms and conditions of such policies have been complied with, and no written notice of cancellation or termination has been received by the A123 Entities with respect to any such policy which is not replaceable by the A123 Entities or on substantially similar terms prior to the date of such cancellation.

(r)                                    All material Tax Returns required to be filed by each Seller or any of its Affiliates (with respect to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities) or by or on behalf of each Foreign Subsidiary have been timely filed (taking into account extensions validly obtained), (ii) all such Tax Returns were true, correct and complete in all material respects, and (iii) all Taxes shown as due on such Tax Returns and any other material Taxes of any Seller or its Affiliates (with respect to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities) or the Foreign Subsidiaries have been timely paid other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Financial Statements or, for periods beginning after June 30, 2012, the Books and Records of A123 Systems.  During the last five years, no claim has been made in writing by any taxing authority in a jurisdiction where any Seller or any of its Affiliate or the Foreign Subsidiaries does not file Tax Returns that such Seller or its Affiliate (with respect to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities) or the Foreign Subsidiaries is or may be subject to taxation by that jurisdiction.  Each Seller and its Affiliates (to the extent relating to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities) and the Foreign Subsidiaries have withheld and paid to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  No audit, administrative proceeding or judicial proceeding that involves a material amount of Tax of any Seller or its Affiliates (with respect to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities) or the Foreign Subsidiaries is pending or threatened in writing.  There are no Encumbrances for Taxes on the Purchased Assets or any property of the Foreign Subsidiaries other than statutory Encumbrances for Taxes not yet due and payable.  None of the Purchased Assets or property of the Foreign Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code or subject to any lease made pursuant to Section 168(f)(8) of the

Internal Revenue Code of 1954.  Other than the equity interest in the Foreign Subsidiaries and the Joint Venture, the Purchased Assets do not include, directly or indirectly, any equity interests in any corporation, partnership, limited liability company or other entity nor is any Purchased Asset required to be treated as such for U.S. federal income tax purposes.  Each of the Foreign Subsidiaries and the Joint Venture is characterized as a foreign corporation for U.S. federal income tax purposes.  Neither the Foreign Subsidiaries nor the Joint Venture (i) has elected to be treated as a domestic corporation under Section 897(i) of the Code, (ii) is treated as a domestic corporation under Section 7874(b) of the Code; (iii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (iv) except for the Foreign Subsidiaries, is a “controlled foreign corporation” within the meaning of Section 957 of the Code.  The Foreign Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) adjustment required by reason of a change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign law) on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) entered into on or prior to the Closing Date, (iii) installment sale or intercompany transaction made on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date or (v) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law) made on or prior to the Closing Date.  No waiver or extension of any federal, state, local or foreign statutes of limitation has been granted with respect to the assessment of any material Taxes of the Sellers or its Affiliates (to the extent relating to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities) or the Foreign Subsidiaries, which waiver or extension has not since expired.  Each of the Foreign Subsidiaries  (i) has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has not granted to any Person a power of attorney that is currently in force with respect to any Tax matter, (iii) has never been a member of an affiliated, consolidated, combined or unitary group, and (iv) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the past three years.  None of the Sellers and their Affiliates (with respect to the Sellers’ Business, the Purchased Assets, or the Assumed Liabilities) or the Foreign Subsidiaries has requested or received a ruling from the Internal Revenue Service or other material ruling in respect of Taxes, in each case, which would bind the Purchases or their Affiliates (including the Foreign Subsidiaries) after the Closing.  There are no Tax allocation, Tax sharing or Tax indemnification agreements or other similar arrangements pursuant to which the Foreign Subsidiaries would be liable after the Closing for Taxes of any other Person.

(s)                                   Subject to the entry of the Sale Order and any order approving the assumption and assignment of the Assumed Contracts and Assumed Leases, the Sellers have complied with all requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets (including the assumption and assignment to Wanxiang and/or, as applicable, one or more Wanxiang Designees of any Assumed Contracts and the Assumed Leases) to Wanxiang and/or, as applicable, one or more Wanxiang Designees pursuant to this Agreement.

(t)                                    During the period beginning on September 30, 2009 to the date of this Agreement, there has not been any material damage to the Purchased Assets that are tangible assets and used in the business of the A123 Entities in respect of which the Sellers are entitled to insurance proceeds, condemnation awards or other compensation.  Inventory that is finished goods or samples is in good and marketable condition in all material respects and is reasonably saleable in the ordinary course of business.

(u)                                 The Financial Statements present fairly in all material respects, the consolidated financial condition of A123 Systems as of the dates set forth therein, and the consolidated results of operations and cash flows for the periods covered thereby, in conformity with GAAP (subject, in the case of the Unaudited Financial Statements, to the absence of notes and normal year-end audit adjustments and to any other adjustments set forth therein).  There is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by or for the benefit of the Foreign Subsidiaries. Schedule 4.1(u) sets forth unaudited consolidation schedules in respect of each of the Unaudited Financial Statements described in clause (a) of the definition of Unaudited Financial Statements (the “Consolidation Schedules”).  The Foreign Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the Consolidation Schedules related to the Foreign Subsidiaries, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2012 and not in violation hereof.

(v)                                 Set forth on Schedule 4.1(v) is a list of all suppliers of any A123 Entity or subcontractors of any products of or relating to the Sellers’ Business and indicates whether any such suppliers or subcontractors is the sole or primary supplier of any significant product, service or other tangible or intangible property or license rights to the Sellers.

(w)                               Since January 1, 2012, no Material Adverse Effect has occurred.  From June 30, 2012 through the date of this Agreement, except as set forth on Schedule 4.1(w), Sellers have not taken any action that would have required the consent of Purchasers under Section 5.1 if taken after the date hereof.

(x)                                 The Sellers have delivered or made available to the Purchasers a true, correct and complete copy of each writing constituting a part of each U.S. Benefit Plan and Foreign Benefit Plan maintained for the benefit of a Service Provider, including all plan documents, employment agreements, employee communications, summary plan descriptions, benefit schedules, trust agreements, and insurance contracts and other funding vehicles.  Except as provided pursuant to the immediately preceding sentence, there are no amendments to any U.S. Benefit Plan or Foreign Benefit Plan maintained for the benefit of a Service Provider that have been adopted or approved nor have the Sellers undertaken to make any such amendments or to adopt or approve any new U.S. Benefit Plan or Foreign Benefit Plan.  A123 Systems Hong Kong, Ltd. has no employees and has never had any employees.

(y)                                 Except as prohibited by applicable Law, the Sellers have made available (or will make available within two (2) Business Days of the date hereof) to the Purchasers a list of all employees employed in the conduct of the business of the A123 Entities as of the date specified therein, including the following information for each such employee:  (i) name and location; (ii) part-time or full-time status; (iii) title, job description and responsibilities; (iv) employment commencement date; (v) annual base salary or hourly wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days; (ix) if on leave, the status of such leave (including reason for leave and expected return date); (x) whether such employee is employed under an employment contract or on an at-will basis; and (xi) whether such employee has or had any responsibilities, involvement, or connection with respect to any of the Purchased Assets or Assumed Liabilities.

(z)                                  Since January 1, 2009, with respect to the employees of the A123 Entities, there has not been, there is not presently pending or existing, and, to the Knowledge of the Sellers, there is not threatened any material charge, grievance proceeding or other claim against any A123 Entity (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority.  To the Knowledge of Sellers, no Seller has a material claim, whether asserted or unasserted, against any current or former employee of an A123 Entity.  Sellers believe their relations with their employees are good.  As of the date hereof, no officer of any A123 Entity has notified any Seller that such officer intends to leave or otherwise terminate such officer’s employment with Sellers.  No employee of any A123 Entity, to the Knowledge of the Sellers, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or any restrictive covenant, and the continued employment of each such employee does not subject any A123 Entity to any liability with respect to any of the foregoing matters.

(aa)                          No A123 Entity has been, nor is any now, a party to any collective bargaining agreement, union recognition agreement or other labor contract or employs any member of a union.  There is not pending or existing, and to the Knowledge of the Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any A123 Entity.  To the Knowledge of the Sellers, there is no organizational activity or other labor dispute against any A123 Entity, and no application or petition for an election of or for certification of a collective bargaining agent is pending.  There is not in effect any lock-out, relating to a labor dispute, by any A123 Entity of any employee (or group thereof), and no such action is contemplated by any A123 Entity.

(bb)                          Each A123 Entity has in all material respects complied, and is in material compliance, with all laws and regulations in respect of wages and employment (including the Worker Adjustment and Retraining Notification Act (“WARN”) and all similar state, local and foreign laws).  Without limiting the generality of the foregoing, each individual who renders services to any A123 Entity who is classified by such A123 Entity as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under U.S. Benefit Plans and Foreign Benefit Plans) is properly so characterized.

(cc)                            Each of Sellers and each of the Foreign Subsidiaries has in respect of each of its employees complied in all material respects with its obligations under applicable Law.  Each Seller and each of the Foreign Subsidiaries has made all material payments due in respect of salaries, wages, commissions, bonuses, provident fund, pension, retirement benefits, gratuity, layoff, leave encashment, overtime pay, medical and workmen’s compensation and any other compensation element forming part of the compensation package with respect to the employees or any comparable payments relevant under any particular applicable Law.  There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Foreign Subsidiaries or any of its ERISA Affiliates and that could result in liability to Wanxiang or any of its Affiliates (including, following the Closing, the Foreign Subsidiaries).

(dd)                          All Foreign Benefit Plans (i) have been maintained in all material respects in accordance with applicable Law, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(ee)                            Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Service Provider, or result in any limitation on the right of the Sellers to amend, merge, terminate or receive a reversion of assets from any U.S. Benefit Plan or Foreign Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Sellers in connection with the Transaction (either solely as a result thereof or as a result of the Transaction in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(ff)                              Schedule 4.1(ff) sets forth all functions and responsibilities of each of the Excluded Personnel as of the date hereof, other than functions and responsibilities performed solely in connection with the USG Business.

Section 4.2                                    Representations and Warranties of the Purchasers.  The Purchasers represents and warrants to the Sellers as of the date hereof and as of the Closing Date except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date) as follows:

(a)                                 Each Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease, develop and operate its properties and to carry on its business as now being conducted.

(b)                                 Each Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions (subject, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).  The execution, delivery and performance by each Purchaser of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of each Purchaser, and no other corporate proceeding on the part of either Purchaser is necessary to authorize this Agreement and to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by each Purchaser and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than the Purchasers) constitutes (or will constitute) legal, valid and binding obligations of each Purchaser, enforceable against each Purchaser in accordance with its terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).

(c)                                  The execution, delivery and performance by each Purchaser of this Agreement does not, and the consummation by each Purchaser of the Transaction will not, (i) conflict with or result in the breach of any provision of the organizational documents of any Purchaser, (ii) conflict with, violate or result in the breach by any Purchaser of any applicable Law, (iii) require any Purchaser to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order and, if required, any clearance under the HSR Act or other competition or regulatory laws or filings with CFIUS, or (iv) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any contract to which any Purchaser is party; other than, in the case of the foregoing subclause (iv), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, materially impair any Purchaser’s ability to consummate the Transaction.

(d)                                 No Purchaser has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction (a “Purchaser Broker Fee”) that would be payable by any A123 Entity.

(e)                                  Each Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Purchased Assets, that it has made all such reviews and inspections of the Purchased Assets as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the Transaction, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except as expressly set forth in this Agreement.

(f)                                   Each Purchaser will have, at the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including payment of the Purchase Price.  Wanxiang has not incurred any obligation, commitment, restriction or liability of any kind that would materially impair Wanxiang’s ability to satisfy its payment and funding obligations under this Agreement.

ARTICLE V

COVENANTS

Section 5.1                                    Interim Covenants of the Sellers.  Between the date hereof and the Closing Date, except (1) as required by Law (including the Bankruptcy Code), (2) as otherwise expressly contemplated by this Agreement, (3) as set forth on Schedule 5.1 of the Disclosure Letter, (4) with the prior written consent of Purchasers, or (5) as specifically required by any order of the Bankruptcy Court (including the Sales Order), Sellers shall conduct the business of the A123 Entities in the ordinary course of business consistent with past practice and shall:

(a)                                 use commercially reasonable efforts to maintain the Permits and the confidentiality and use of the Purchased Assets, preserve the goodwill and business relationships of the Sellers’ Business and the Joint Venture and cause the conditions in Section 6.1 to be satisfied (subject to the rights of Sellers to reject or terminate Contracts that are not Assumed Contracts or potential Purchased Assets in accordance with Section 2.9);

(b)                                 manage the Purchased Assets and the Assumed Liabilities in the ordinary course of business consistent with past practice;

(c)                                  (i) perform in all material respects all of its postpetition obligations under the Contracts that have been identified as Assumed Contracts or Assumed Leases as of the Designation Deadline, as and when such obligations become due; (ii) not grant (whether before or after the Designation Deadline) any material Consent under any Contracts that have been identified as Assumed Contracts or Assumed Leases as of the Designation Deadline; and (iii) not modify, amend or terminate in any material respect any Scheduled Agreement, or, other than the ordinary course consistent with past practice, enter into any material Lease or material Contract;

(d)                                 comply with all applicable Laws in all material respects;

(e)                                  maintain the Books and Records in the ordinary course of business consistent with past practice;

(f)                                   not directly or indirectly (including by operation of Law or through any merger, consolidation, reorganization, issuance of securities or rights, license, lease, encumbrance or otherwise) sell, pledge, assign, lease, convey, license, or cause, permit or suffer the imposition of any Encumbrance (except for Encumbrances that will be discharged pursuant to the Sale Order) on, or otherwise dispose of any of the Purchased Assets (other than for sales of Inventory in the ordinary course of business consistent with past practice);

(g)                                  not enter into a plan of consolidation, merger, share exchange or reorganization with any Person or adopt a plan of complete or partial liquidation;

(h)                                 not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities);

(i)                                     not enter into any Contract, the effect of which would be to grant to a third party any license to use or other rights with respect to or relating to any Purchased IP;

(j)                                    not enter into any (i) settlement agreement with a third party or Governmental Authority, or (ii) consent decree with a Governmental Authority that, in either case, would require any payment by the Purchasers or any Affiliate thereof after the Closing or otherwise impose any obligation thereupon or upon any of the Purchased Assets;

(k)                                 not take any action with respect to Taxes or Tax matters that could reasonably be expected to result in an Encumbrance (other than Encumbrances that will be discharged pursuant to the Sale Order) on the Purchased Assets, require payment by the Purchasers or their respective Affiliates (including the Foreign Subsidiaries or the Joint Venture) after the Closing, or otherwise have an adverse effect that is material on the Sellers’ Business, the Purchased Assets or the Purchasers or their respective Affiliates (including the Foreign Subsidiaries and the Joint Venture after the Closing);

(l)                                     not expend any insurance proceeds, condemnation awards or other compensation in respect of loss or damage to any Purchased Asset to the extent occurring after the date hereof but prior to the Closing Date except, in each case, as is reasonably necessary to repair or replace such Purchased Asset in the ordinary course of business;

(m)                             not amend the governing documents of the Joint Venture or any Foreign Subsidiaries;

(n)                                 fail to make any filing, pay any fee, or take any other action consistent with past practice of the Sellers (including, after consultation with the Purchaser, responding to assertions of invalidity by Third Parties of which the Sellers become aware) as necessary to maintain the ownership, validity and enforceability of any Purchased Asset in all material respects; provided that if any Seller fails to make any such filings, pay such fee, or take such other action consistent with past practice of the Sellers as described above, then such Seller will, upon becoming aware of any such failure, make all reasonable efforts to correct any adverse effects of such failure;

(o)                                 except with the prior written consent of Purchaser (such consent not to be unreasonably withheld, it being agreed that, after Sellers have provided Purchaser with all of the information required by Section 4.1(y), it will not be deemed reasonable of Purchaser to withhold consent for actions that would apply solely to a Service Provider with respect to whom a definitive determination has been made by Purchaser that such Service Provider will not become a Specified Employee), (i) not increase in any manner outside the ordinary course of business consistent with past practice the compensation or benefits of any Service Provider, or pay any amounts not due to any such individual, (ii) other than base salary in the ordinary course of business consistent with past practice, not pay any amounts or increase any amounts payable to the Service Providers not required by any current plan or agreement, (iii) not adopt, become a party to, establish, amend, commence participation in, terminate or commit itself to adopt for the benefit of, or in respect of, any Service Provider, any U.S. Benefit Plan or Foreign Benefit Plan or other stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Service Provider (or newly hired employee), (iv) not accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (v) other than in the ordinary course of business consistent with past practice, not (x) hire any Service Provider, (y) terminate the employment of any Service Provider, or (z) promote any Service Provider, (vi) not cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any U.S. Benefit Plan or Foreign Benefit Plan for any Service Provider, and (vii) with respect to Service Providers, not materially change any actuarial or other assumptions used to calculate funding obligations with respect to any U.S. Benefit Plan or Foreign Benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law; and

(p)                                 not enter into any agreement (whether written or oral) to do any of the foregoing, or authorize or publicly announce an intention to do any of the foregoing.

In addition, between the date hereof and the Closing Date, except (1) as required by Law (including the Bankruptcy Code), (2) as otherwise expressly contemplated by this Agreement, (3) as set forth on Schedule 5.1 of the Disclosure Letter, (4) with the prior written consent of Purchasers, and (5) as specifically required by any order of the Bankruptcy Court (including the Sale Order), Sellers shall cause the Foreign Subsidiaries to conduct their  business in the ordinary course of business consistent with past practice and shall cause the Foreign Subsidiaries to (i) use commercially reasonable efforts to maintain their Permits and the confidentiality and use of their assets, and properties, preserve their goodwill and business relationships; (ii) operate their respective businesses in the ordinary course of business consistent with past practice;  (iii) comply with all applicable Laws in all material respects; and (iv) maintain the Books and Records in the ordinary course of business consistent with past practice.  Between the date hereof and the Closing Date, except (1) as required by Law (including the Bankruptcy Code), (2) as otherwise expressly contemplated by this Agreement, (3) as set forth on Schedule 5.1 of the Disclosure Letter, (4) with the prior written consent of Purchasers, and (5) as specifically required by any order of the Bankruptcy Court (including the Sale Order), Sellers shall not permit any Foreign Subsidiary to, do any of the following:

(i)                                     amend its Organizational Documents;

(ii)                                  declare or pay any dividend or make any other distribution to its stockholders or equity holders whether or not upon or in respect of any shares of its capital stock;

(iii)                               redeem or otherwise acquire any shares of capital stock or other equity interests or any Convertible Securities or authorize, issue or sell any capital stock or other equity or any Convertible Securities;

(iv)                              merge with, or into, or consolidate with, any other Person;

(v)                                 grant to any officer or employee any increase in compensation or benefits, except as may be required under written Contracts existing on the date hereof;

(vi)                              incur or assume any Indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practice;

(vii)                           make any loan or advance to any of its officers, directors, employees, consultants, agents or other representatives;

(viii)                        enter into any material Contract or modify, amend, terminate or grant any Consent or waiver under any material Contract;

(ix)                              enter into any Contract with any officer, director or employee;

(x)                                 acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) having a value of $50,000 in the aggregate;

(xi)                              sell, lease, license or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice; or

(xii)                           authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

Section 5.2                                    Closing Documents.  The Parties shall proceed diligently and in good faith to attempt to settle, on or before the Closing Date or such earlier date as may be expressly set forth herein, the contents of all Closing Documents to be executed and delivered by the Sellers and the Purchasers that are not included as exhibits hereto and, in respect of the Ancillary Agreements, shall negotiate in good faith to finalize the terms thereof and long-form definitive documentation consistent with the terms set forth in the respective exhibits hereto prior to the Closing Date.

Section 5.3                                    Matters Requiring Notice.

(a)                                 The Sellers shall, promptly and in any event within three (3) Business Days of receipt thereof, provide to the Purchasers a copy of any notices of any material breach or default that any A123 Entity receives in respect of any Contract, or any notices that it receives with respect to any Permit from a Governmental Authority, any notices of a material breach or default under any Contract that any A123 Entity sends to another Person, in either case after the date of this Agreement.  The Sellers shall notify Purchasers as promptly as practicable after becoming aware of any event, development or condition that has had or would reasonably be expected to have a Material Adverse Effect.

(b)                                 The Sellers, on the one hand, and the Purchasers, on the other hand, shall promptly notify the other of:

(i)                                     any notice or other communication received by any A123 Entity, in the case of the Sellers, or Purchasers, in the case of the Purchasers, from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(ii)                                  any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time that would make such representation or warranty false in any material respect; and

(iii)                               any breach of any covenant or agreement of such Party contained in this Agreement at any time.

(c)                                  Notwithstanding anything to the contrary in this Agreement, delivery of any notice pursuant to Section 5.3(b) and any access to or provision of information (including pursuant to Section 5.5) shall not modify any of the representations, warranties, covenants or agreements of the Parties (or rights or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 5.4                                    Assets Held by Affiliates of Sellers; Intercompany Obligations.

(a)                                 To the extent that any other Person that is an Affiliate of a Seller owns or has rights to any assets (including any Contracts or Leases) that is or would be a Purchased Asset if a Seller owned or had rights to such assets, the Sellers shall cause such Person to promptly transfer such asset, property, Contract, Lease or right to a Seller, and upon such transfer such asset, property or right shall be deemed to be a Purchased Asset under this Agreement for all purposes as if owned by Sellers on and as of the date of execution hereof.

(b)                                 No later than three Business Days before Closing, Sellers shall, on the Books and Records of the Company and the Books and Records of such Foreign Subsidiary, offset the China Intercompany Payables against any and all payables of the Sellers due and payable to a Foreign Subsidiary.

Section 5.5                                    Access to Information/Confidentiality/Preservation of Books and Records.

(a)                                 From the date hereof until the earlier of (i) termination of this Agreement and (ii) the Closing, the Purchasers shall be entitled, through their Representatives (including their legal advisors and accountants), to make such reasonable investigation of the A123 Entities, the Purchased Assets and the Assumed Liabilities and such examination of the Books and Records as they reasonably request and to make extracts and copies of such Books and Records (which shall include making available to the Purchasers, monthly financial statements of the Sellers prepared by Sellers in the ordinary course of Sellers’ business or in connection with the Seller Chapter 11 Cases as soon as reasonably practicable (and in any event within two (2) Business Days) of the preparation thereof).  Subject to the following sentence, (i) the Sellers shall cause their Representatives to cooperate with Purchasers and their Representatives in connection with such investigation and examination and (ii) the Sellers shall make reasonably available to the Purchasers the Sellers’ accounting personnel and make the Sellers’ outside accountants reasonably available to the Purchasers in connection with the Purchasers’ preparation of financial statements that Purchasers will be required to file after the Closing Date under applicable Law (including financial statements for the year ended December 31, 2012).  Without limiting the foregoing, Sellers shall promptly provide Purchasers with such written information, correspondence, documentation and materials relating to the Purchased Assets or the Assumed Liabilities that is in the possession or control of any Seller as reasonably requested by Purchasers.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice in a manner that minimizes disruption to the business, operations and activities of the Sellers and any investigations or examinations conducted by Purchasers shall not shall not affect, reduce or mitigate any of the warranties, representations or covenants of the Sellers contained in this Agreement or any of the damages and costs owing by the Sellers to the Purchasers as a result of any breach of such warranties, representations or covenants.  In connection with the Purchasers’ access to the Books and Records, the Purchasers shall be accompanied at all times by a Representative of the Sellers unless the Sellers otherwise agree, shall not materially interfere with the use and operation of the offices and other facilities of the Sellers, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  Sellers shall promptly make available to Purchasers any and all documents (and promptly advise Purchasers of the content of any orally conveyed information) provided during the period from the date hereof through the date of the Sale Order to any prospective purchasers of all or any part of the Purchased Assets not previously provided to Purchasers.  Any confidential information provided to the Purchasers shall be deemed Confidential Information under the Confidentiality Agreement and shall be subject to the terms thereof.  Notwithstanding anything herein to the contrary, no access to, or examination of, any information or other investigation by the Purchasers shall be permitted to the extent that (i) it includes trade secrets or other proprietary information, (ii) it is protected by attorney-client, work-product, or similar privilege or doctrine or (iii) the disclosure of which is prohibited pursuant to applicable Law.

(b)                                 From and after the Closing until the fifth anniversary of the Closing Date, Wanxiang agrees to provide the Sellers with reasonable access to Books and Records (and allow the Sellers to make extracts and copies of such Books and Records during such access) in connection with the Seller Chapter 11 Cases or any other proceeding or action relating thereto at the Sellers’ sole cost and expense; provided that Wanxiang will not be required to provide any such access in connection with any Action by or against Wanxiang or any of its Affiliates or any of their respective Representatives.  Any such access shall be during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the business, operations and activities of Wanxiang.  In connection with the Sellers’ access to the Books and Records, the Sellers shall be accompanied at all times by a Representative of Wanxiang unless Wanxiang otherwise agrees, shall not materially interfere with the use and operation of the offices and other facilities of Wanxiang, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  (1) No access to, or examination of, any information or other investigation by the Sellers shall be permitted to the extent that (i) it includes trade secrets or other proprietary information, (ii) it is protected by attorney-client, work-product, or similar privilege or doctrine or (iii) the disclosure of which is prohibited pursuant to applicable Law or (iv) it includes disclosure of information other than Books and Records as they existed on the Closing Date, and (2) Wanxiang will not be required to preserve or otherwise retain any Books and Records beyond the time period specified in this Section 5.5(b).  Nothing in this Section 5.5(b) shall require Wanxiang or any other Person to provide any testimony or evidence.

(c)                                  From and after the date hereof until the date that is earlier of (i) the second anniversary of the Closing Date, or (ii) the date on which Sellers have ceased doing business or have sold, liquidated or otherwise disposed of all or substantially all of their assets, Sellers will cooperate with Purchasers, at Purchasers’ expense, in connection with Purchasers’ preparation of financial statements that Purchaser will be required to file after the Closing Date under applicable Law, including by cooperating with Purchasers in any effort by Purchasers in procuring the consent of Sellers’ accounting firm after the Closing Date to the inclusion of the Financial Statements and any interim financial statements in any of Purchasers’ or Purchasers’ Affiliates’ periodic reports, registration statements or private placement memoranda or other filings or documents required under Law; provided, further, that notwithstanding anything to the contrary contained herein, nothing in this Section 5.5 shall be deemed to require the Sellers to delay or otherwise alter the completion of the Seller Chapter 11 Cases.

(d)                                 From and after the Closing, Sellers shall keep confidential and not disclose to any party unless required by Law or as may be necessary in connection with the Seller Chapter 11 Cases, including in connection with analyzing, objecting to, or settling any claim asserted therein, any retained information, including Books and Records that the Sellers retain after the Closing pursuant to Section 2.2(a).

Section 5.6                                    Use of Name.  As soon as reasonably practicable after the Closing (and in no event later than five Business Days after the Closing), Sellers shall take all necessary action to cease using the A123 name in the Sellers’ Business.

Section 5.7                                    Disclaimer of Warranties.  Notwithstanding anything contained in this Agreement, it is the explicit intent of each Party that the Sellers are not making any representation or warranty, express or implied, beyond those given in Section 4.1 or contained in any other Ancillary Agreement or Closing Document, and it is understood that, except for such representations and warranties, the Purchasers and any Wanxiang Designee take the Purchased Assets “as is” and “where is.”  Without limiting the generality of the immediately foregoing, except for the representations and warranties specifically contained in Section 4.1 or in any other Ancillary Agreement or Closing Document, the Sellers hereby expressly disclaim and negate any representation or warranty, express or implied, at common law, by statute, or otherwise, relating to the condition of the assets of the Sellers; it being the intention of the Parties that the Purchased Assets are to be accepted by the Purchasers and any Wanxiang Designee in their present condition and state of repair.

Section 5.8                                    Required Approvals.

(a)                                 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, and except as contemplated by this Agreement or the Sale Order, the Parties shall take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate the Closing and the Transactions as promptly as reasonably practicable, including the preparation and filing of all forms, registrations and notices required pursuant to applicable Law to be filed to consummate the Closing and the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  In furtherance of the foregoing, the Parties agree that as promptly as reasonably practicable following the execution of this Agreement, the Parties shall make all premerger notification filings required under (i) the HSR Act (which shall in any event be made within five (5) Business Days after the date of this Agreement), (ii) the pre-merger notification rules in any other jurisdiction in which the parties agree applicable Law requires a premerger notification filing (which filing shall be made promptly following such determination), and (iii) comply at the earliest practical date with any request under the HSR Act for additional information, documents or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice in respect of such filings, whether such request is formal or informal.  Subject to applicable Law, each such Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communication with, any Governmental Authority regarding any such filings.  No Party shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other antitrust law.  The Purchasers and Sellers shall each be responsible for and shall pay 50% of all fees in respect of any required premerger notification filings.

(b)                                 The Parties shall use their best efforts to take all reasonable steps as may be necessary to obtain an approval from, resolve any objection or assertion by any Governmental Authority or to resolve an action or proceeding by, any Governmental Authority, whether by judicial or administrative action, challenging this Agreement or the consummation of the Transaction or the performance of obligations hereunder under any antitrust law.  Notwithstanding the foregoing, no Purchaser will be obligated to commit to the divestiture of any assets or business of any Purchaser (or any Affiliate of a Purchaser) or any Purchased Assets or to any limitations on the conduct of its business.

(c)                                  Purchaser and Sellers shall use their best efforts to take all reasonable steps as may be necessary to obtain CFIUS Approval.  Purchaser and Sellers shall consult with each other on strategic matters related to the CFIUS review, and Sellers shall cooperate with Purchaser in pursuing the course of action that Purchaser, in good faith, believes to be optimal for purposes of obtaining CFIUS Approval.  Purchaser and Sellers shall keep each other generally apprised of communications with, and requests for additional information from, CFIUS with respect to the transactions contemplated by the Agreement; provided, however, that Purchaser shall be responsible for, and shall take the lead in, any communication with any Governmental Authority in connection with the CFIUS review.  If Sellers receive any request from any Governmental Authority for supplemental information in connection with the CFIUS review, Sellers shall, within two Business Days of such request and unless directed to the contrary by the Government Authority, provide any such requested information to Purchaser for review, and Sellers or Purchaser shall provide such requested information to such Governmental Authority within one Business Day after Purchaser receives such requested information from Seller.  If Purchaser receives any request from any Governmental Authority for supplemental information in connection with the CFIUS review, Purchaser shall, within three Business Days of such request, provide any such requested information to such Governmental Authority.  Subject to Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed), Purchaser and Sellers shall take such actions and agree to such conditions as may be requested or required by CFIUS in connection with, or as a condition of, CFIUS Approval including, on the part of Purchaser, agreeing to mitigation measures regarding the operation of the Purchased Assets, the use of any Purchased IP, and the interaction of Purchaser and/or the Purchased Assets with the USG Business as necessary to assure the continued operation of the USG Business; provided, however, that in no event shall Purchaser be required to agree to any term or take any action in connection with the CFIUS Approval that reasonably would be expected to materially and adversely affect the expected economic or commercial benefits to Purchaser arising from the transactions contemplated hereby.

(d)                                 In addition, unless CFIUS Approval has been obtained or Purchasers receive a letter from the Department of Treasury, written in its capacity as chair of CFIUS and pursuant to the authorities in Section 721 of the Defense Production Act, expressing CFIUS objection to the formation of the trust and the consummation of the transactions as contemplated by Section 6.1(k)(ii), Purchasers shall take all actions necessary for Purchasers to satisfy the condition set forth in Section 6.1(k)(ii) by January 15, 2013.

(e)                                  Sellers shall, subject to Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed), use their best efforts to take all reasonable steps as may be necessary to resolve any request by DDTC for the taking of any action necessary to ensure that ITAR-Controlled Assets are fully excluded from the Transaction.  Notwithstanding the immediately preceding sentence, in no event shall Purchaser be required to consent to any action that would reasonably be expected to materially and adversely affect the expected economic or commercial benefits to Purchaser arising from the transactions contemplated hereby.

Section 5.9                                    Publicity.  Except as required by applicable Law (including any Order by the Bankruptcy Court) or filings by the Sellers with, or in any proceeding before, the Bankruptcy Court, neither Party shall, to the extent reasonably practicable, issue any press release, provide any notice to customers or suppliers, or make any public announcement concerning this Agreement or the Transaction without the other Party’s consent, not to be unreasonably withheld delayed or conditioned; provided that the Sellers may issue any such press release or make any such public announcement in connection with the Auction after having provided the Purchasers at least one (1) Business Day to review and comment on such release or announcement (which comments shall be reasonably considered by the Sellers).  Nothing in this Section 5.9 shall prohibit any Party from making any public statement without prior consultation of the other Party as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.10                             [Intentionally Omitted].

Section 5.11                             Certain Matters Relating to Specified Employees.

(a)                                 No later than four (4) weeks after the date hereof, Wanxiang will notify Sellers of the identity of the employees of Sellers and their Affiliates to whom Wanxiang

(and/or, as applicable, one (1) or more Wanxiang Designees) intends to offer employment (each, a “Specified Employee,” and together, the “Specified Employees”), such offers to be made no later than five (5) days prior to the Closing Date and to be effective as of the Closing Date, provided that no such offer shall be made to any Excluded Personnel.  Each such offer of employment shall be subject to such compensation and other terms and conditions of employment as Wanxiang shall determine in its sole and absolute discretion.  Each such Specified Employee who accepts an offer of employment from Wanxiang or a Wanxiang Designee and is hired by Wanxiang or a Wanxiang Designee is referred to herein as a “Transferred Employee.”

(b)                                 Notwithstanding Section 5.11(a), nothing herein expressed or implied shall confer upon any of the employees of any Seller or any Transferred Employees any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(c)                                  Neither Wanxiang, nor any Wanxiang Designee nor any Affiliate of Wanxiang shall have any Liability whatsoever for (i) any compensation or other obligations owing or purported to be owing to any Service Provider by any Seller, including any severance, separation pay, change of control payments or benefits, retention payments or any other payments or benefits arising in connection with the termination of such Service Provider’s employment by or services to any Seller, before, on or after the Closing Date, or (ii) any Action under WARN by any past or present Service Provider (whether or not a Transferred Employee) in connection with termination of employment with or services to any Seller and its Affiliates (or any other “employment loss” or similar action identified in WARN), including any plant closing or mass layoff.  As soon as reasonably practicable following Wanxiang’s request, Sellers shall reasonably provide Wanxiang with such information as is reasonably necessary to determine whether any actions taken by Sellers or their applicable Affiliates prior to, on or after the Closing Date will, if aggregated with actions that may be taken by Wanxiang or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice (whether under WARN or otherwise) to any individuals.  To the extent requested by Wanxiang between the date hereof and the Closing, Seller will promptly deliver notices complying with WARN to Service Providers with respect to whom such a request is made.

(d)                                 Effective upon the Closing Date, each of the Sellers hereby waives, for the benefit of Wanxiang and its Affiliates, any and all restrictions, if any, in any U.S. Benefit Plan, Foreign Benefit Plan or Contract relating to (i) non-competition with any A123 Entity, or (ii) maintenance of confidentiality of any information for the benefit of any A123 Entity, in each case, with or covering any Transferred Employee.

(e)                                  To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual (other than with respect to any defined benefit plan, program or arrangement) under any employee benefit or fringe benefit plan, program or arrangement established or maintained by Wanxiang or its Affiliates after the Closing in which Transferred Employees participate (a “Purchaser Benefit Plan”), such Purchaser Benefit Plan shall credit each Transferred Employee for service on or prior to the Closing Date with the A123 Entities and their Affiliates to the same extent credited for such purposes under the comparable U.S. Benefit Plan or Foreign Benefit Plan immediately prior to the Closing; provided that the foregoing shall not apply (i) for purposes of any Purchaser Benefit Plan under which similarly situated employees of Wanxiang and its Affiliates do not receive credit for prior service, (ii) for purposes of any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation, (iii) for purposes of level of severance payments or benefits under any Purchaser Benefit Plan, or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service.  Following the Closing, Wanxiang shall cause each Purchaser Benefit Plan which is an “employee welfare plan” (as defined in Section 3(1) of ERISA) in which Transferred Employees participate (i) to reduce each such eligible Transferred Employee’s (and his or her eligible dependents’) annual deductible limits under such plan for the plan year in which the Closing occurs to the extent deductible expenses were incurred and recognized for comparable purposes under the comparable U.S. Benefit Plan or Foreign Benefit Plan immediately prior to the Closing and (ii) to the extent waived under the comparable U.S. Benefit Plan or Foreign Benefit Plan in which Transferred Employees participate immediately prior to the Closing, to waive any pre-existing condition limitations or exclusions that do not apply to such Transferred Employees immediately prior to the Closing.

(f)                                   Subject to applicable Laws, the Sellers shall cooperate with Wanxiang and shall permit Wanxiang and/or, as applicable, one or more Wanxiang Designees a reasonable period during normal business hours prior to the Closing Date, (i) to meet with Service Providers at such times as Wanxiang or a Wanxiang Designee shall reasonably request, (ii) to speak with such Service Providers’ managers and supervisors (in each case with appropriate authorizations and releases from such Service Providers) who are being considered for employment by Wanxiang or a Wanxiang Designee, (iii) to distribute to such Service Providers such forms and other documents relating to potential employment by or services to Wanxiang or a Wanxiang Designee after the Closing, and (iv) subject to any restrictions imposed under applicable Law, to permit Wanxiang, upon request, to review personnel files and other relevant employment information regarding such Service Providers.

(g)                                  Following the Closing, the Sellers and Wanxiang shall cooperate reasonably with each other to provide an orderly administrative transition to Wanxiang and/or, as applicable, one or more Wanxiang Designees of the Transferred Employees, including the provision by the Sellers to Wanxiang of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each Transferred Employee.

(h)                                 Following the Closing, the Sellers shall retain all Liability to provide health care continuation coverage under Section 4980B of the Code and Section 601 of ERISA for all M&A Qualified Beneficiaries (as that term is defined in Treasury Regulations Section 54.4980B-9, Q&A-4) (who are not Transferred Employees or qualified beneficiaries of Transferred Employees first claiming COBRA benefits following a termination of employment with Wanxiang and its Affiliates) so that neither Wanxiang nor any of its Affiliates is required by applicable Law to provide COBRA continuation coverage to any of such M&A Qualified Beneficiaries.

(i)                                     Nothing in this Section 5.11 shall (i) be treated or construed as an amendment of, or undertaking to amend, any benefit plan or (ii) be construed to prohibit Purchaser or any of its Affiliates from amending or terminating any benefit plan.  The provisions of this Section 5.11 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.11, express or implied, shall confer upon any Service Provider, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a U.S. Benefit Plan, Foreign Benefit Plan or Purchaser Benefit Plan that such Service Provider or beneficiary or other Person would not otherwise have under the terms of such plan.

Section 5.12                             Non-Competition; Non-Solicitation.

(a)                                 From the Closing Date until the fifth anniversary thereof, Seller and each of its Affiliates shall not directly or indirectly engage or participate in any business that competes directly with the Sellers’ Business (any such business, a “Competing Business”) or license any Excluded IP to any Person (other than Purchaser or its Affiliates) for use in or within the scope of the Sellers’ Business; provided, however, that it shall not be deemed to be a violation of this Section 5.12(a) for Seller or any of its Affiliates to, directly or indirectly, (i) invest in or own or hold any non-voting and non-convertible debt securities or other obligations of any Competing Business or (ii) invest in or own or hold any equity interest in any Competing Business so long as such Seller’s or such Affiliate’s investment or interest is less than five percent (5%) of the outstanding equity interests in such Competing Business, is a passive investment only, and Seller or such Affiliate does not exercise voting or other control over such Competing Business or participate directly in such Competing Business, and (iii) own any equity interests through any benefit plan or pension plan.

(b)                                 From the date hereof until the second anniversary of the Closing Date, Sellers and each of their Affiliates shall not hire or solicit for employment any employee of the Purchasers or their Affiliates or any of the Specified Employees; provided, however, the restrictions of this Section 5.12(b) shall not apply to (i) any general solicitation in any newspaper, website or other publication, or through any search firm engagement which, in any such case, is not directed or focused on personnel employed by Purchasers or (ii) the solicitation or hiring of any employee of Purchasers or their Affiliates, whose employment has been terminated by Purchasers or their Affiliates prior to the commencement of employment discussions with Seller or the applicable Affiliate.

(c)                                  From the date hereof until the fifth (5th) anniversary of the Closing Date, Purchaser and its Affiliates shall not offer employment to or hire any Excluded Personnel.

Section 5.13                             Avoidance Actions.  Sellers shall not pursue any litigation claims or causes of action (including causes of action under Chapter 5 of the Bankruptcy Code) (i) against landlords, vendors or other counterparties who are party to (or Affiliates of a party to) any Assumed Contract or Assumed Lease, or (ii) against any officer or employee retained by Purchasers or its Subsidiaries after Closing, or (iii) otherwise arising under or related to the Purchased Assets, including in each of cases (i), (ii) and (iii) such causes of action arising under, or available pursuant to, the Bankruptcy Code.

Section 5.14                             Novation.  From and after the date hereof, purchasers of Funded Property (as defined in the Sale Order) shall take all commercially reasonable steps necessary as requested by the United States to pursue final novation of the DOE Agreements (as defined in the Sale Order).

Section 5.15                             Business Partners.  Sellers shall, following the reasonable request thereof by Purchasers, seek and use their respective commercially reasonable efforts to arrange meetings and telephone conferences with material suppliers, customers, licensors, licensees or other business partners of Sellers as may be reasonably requested by Purchaser and necessary and appropriate for Purchaser to coordinate transition of such Persons following the Closing.

Section 5.16                             Separation and Transition of the Excluded Business.  Sellers shall use commercially reasonable best efforts to obtain such services and support, including without limitation engineering support services, supply arrangements for fuel cells and future manufacturing services, as may be necessary for the Excluded Business to operate as a stand-alone business after the Closing.  If Sellers are unable to procure any such services and support, then Purchasers shall, to the extent reasonably requested by Sellers and only pursuant to such terms and conditions as are agreed upon by the Committee on Foreign Investment in the United States, provide such services and support to Sellers on commercially reasonable terms mutually agreed among Purchasers and Sellers for a reasonable term not to exceed two years after the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                    Conditions for the Purchasers.  The obligation of the Purchasers to consummate the Closing is subject to the satisfaction or waiver in writing by the Purchasers, at or before the Closing, of each of the following conditions:

(a)                                 All of the covenants and agreements in this Agreement to be complied with or performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects;

(b)                                 The representations and warranties of the Sellers (1) set forth in Sections 4.1(a) (organization), (b) (authority), and (l) (brokers) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct in all respects as of such specified date), and (2) set forth in Section 4.1, other than those described in the immediately preceding clause (1), shall be true and correct except as would not individually or in the aggregate constitute, or be reasonably likely to result in, a Material Adverse Effect (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct except as would not individually or in the aggregate constitute, or be reasonably likely to result in, a Material Adverse Effect (without giving effect to any limitation as to materiality set forth therein) as of such specified date);

(c)                                  No Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction (other than CFIUS Approval, which is governed under Section 6.1(k)) and which is not satisfied or resolved or preempted by the Sale Order;

(d)                                 After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed as of the Closing Date, stayed pending appeal or vacated, and (iii) shall not be amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court authorizing the matters referred to in Section 3.3;

(e)                                  All requisite clearances or approvals (or applicable waiting periods) under any United States antitrust, trade regulation or other applicable laws and regulations for the Transactions (other than CFIUS Approval, which is governed under Section 6.1(k)) shall have been obtained or, in the case of any applicable waiting period, expired;

(f)                                   All Consents required for the assignment of the Assumed Contracts and Assumed Leases set forth on Schedule 6.1(f) of the Purchaser Schedule to Wanxiang and/or, as applicable, one or more Wanxiang Designees, without any material modification in the terms of any such Assumed Contract or Assumed Lease, shall have been obtained and shall be in full force and effect, it being agreed and understood that that certain Conditional Consent Agreement, dated as of December 7, 2012, by and among A123 Systems, LiFePO4+C Licensing AG, Hydro-Quebec and other parties named therein (the “Consent Agreement”) satisifies this condition as it relates to the Patent Sublicense (as defined in the Consent Agreement) and the Licensor Licensed Patent Rights (as defined in the Consent Agreement);

(g)                                  All Consents required for the assignment of the Purchased IP, without any material modification in the terms of any such Purchased IP, shall have been obtained and shall be in full force and effect, it being agreed and understood that the Consent Agreement satisifies this condition as it relates to the Patent Sublicense (as defined in the Consent Agreement) and the Licensor Licensed Patent Rights (as defined in the Consent Agreement);

(h)                                 The Sellers shall have transferred, assigned and conveyed to Wanxiang and/or, as applicable, one or more Wanxiang Designees, the Purchased Assets, including the Foreign Equity Interests, the Purchased IP, and the Assumed Contracts (other than a Contract that is not material to the Purchased Assets, taken as a whole, or to the Sellers’ Business, the assignment of which requires consent of the counterparty pursuant to Section 365(c)(1) of the Bankruptcy Code, which consent has not been obtained as of the Closing and such lack of consent is the sole reason for the failure of this condition to be satisfied), and Assumed Leases, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to Wanxiang’s and/or, as applicable, Wanxiang Designee’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code;

(i)                                     The research and development and the engineering teams of Seller that are related to or that work on the Purchased Assets (including the Purchased IP) shall remain at the Closing substantially the same as on the day prior to the date of this Agreement, subject to turn-over applicable to the same or similar business operating in the same or similar locations, and, in any event, that the collective experience level and expertise thereof shall not have diminished to any material extent by reason of employee resignations or departures;

(j)                                    The deliveries described in Section 7.2 shall have been made and the contents of all Closing Documents shall have been agreed and the Ancillary Agreements shall be in final form and memorialized in long-form definitive documentation;

(k)                                 Either (i) CFIUS Approval has been obtained or (ii) if CFIUS Approval has not been obtained by January 15, 2013, Purchasers shall have designated one or more trustees in consultation with CFIUS, who (a) shall be both citizens and residents of the United States and (b) if requested or required by CFIUS, shall be approved by CFIUS, to hold in trust the capital stock of a Wanxiang Designee that has been Designated to acquire the Purchased Assets that are subject to the jurisdiction of CFIUS from the Closing Date until such time as (x) CFIUS Approval is received, or (y) Purchasers have divested all interests in such Purchased Assets; and

(l)                                     A period of 60 days shall have elapsed following notice to the U.S. Department of State of the transactions contemplated by this Agreement pursuant to Section 1.22.4(b) of the International Traffic in Arms Regulations of the U.S. Department of State without objection from, or the imposition of conditions by, the U.S. Department of State, or, if earlier, A123 shall have received assurances from DDTC that DDTC does not object to Closing, which assurances shall be reasonably satisfactory to Wanxiang.

Section 6.2                                    Conditions for the Sellers.  The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver in writing by the Sellers, at or before the Closing, of each of the following conditions:

(a)                                 All of the covenants and agreements in this Agreement to be complied with or performed by the Purchasers on or before the Closing Date shall have been complied with and performed in all material respects;

(b)                                 The representations and warranties of the Purchasers (1) set forth in Sections 4.2(a) (organization), (b) (authority) and (f) (resources) hereof shall be true and correct in all respects as of the Closing Date and (2) set forth in Section 4.2, other than those described in the immediately preceding clause (1), shall be true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein), in each case as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein) as of such specified date);

(c)                                  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order;

(d)                                 After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed, stayed pending appeal or vacated, and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Sellers, authorizing the matters referred to in Section 3.3;

(e)                                  All requisite clearances or approvals (or applicable waiting periods) under any antitrust, trade regulation or other applicable laws and regulations for the Transactions shall have been obtained or, in the case of applicable waiting period, expired; and

(f)                                   The deliveries described in Section 7.3 shall have been made.

ARTICLE VII

CLOSING

Section 7.1                                    Closing Arrangements.  The consummation of the Transaction (the “Closing”) shall take place at 10:00 a.m. on the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Sidley Austin LLP, One South Dearborn,
Chicago, Illinois 60603, or at such other time or place as may be mutually agreed to by the Parties.

Section 7.2                                    Sellers’ Deliveries.  On or before the Closing Date, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchasers, with each such document to be effective as of the Closing:

(a)                                 a certificate executed on behalf of the Sellers representing and certifying that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled;

(b)                                 the Ancillary Agreements (other than the Deposit Escrow Agreement and the CFIUS Escrow Agreement), each duly executed by the applicable Seller;

(c)                                  the Bill of Sale, duly executed by the Sellers;

(d)                                 the Assignment of Trademarks and Patents, each duly executed by the Sellers;

(e)                                  the Assignment and Assumption Agreement, duly executed by the Sellers;

(f)                                   such instruments of transfer, stock powers or other documents, in the form and substance reasonably acceptable to Purchasers, as may be required to transfer title to the Foreign Equity Interests;

(g)                                  a certificate of non-foreign status for each Seller who is transferring Purchased Assets that are “United States real property interests” within the meaning of Section 897(c)(1) of the Code, substantially in the form of the sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv), duly executed by the respective Seller (or if such Seller is a “disregarded entity” for U.S. federal income tax purposes, by the Person that is treated as the owner of such Seller for U.S. federal income tax purposes);

(h)                                 one (1) certified copy of the Sale Order entered by the Bankruptcy Court;

(i)                                     executed resignations from each of the directors and officers of the Foreign Subsidiaries to the extent requested by Purchasers prior to the Closing;

(j)                                    RESERVED; and

(k)                                 such other documents and instruments that Purchasers may reasonably request.

Section 7.3                                    Purchasers’ Deliveries.  On or before the Closing Date, the Purchasers shall deliver or cause to be delivered to Seller (i) an amount of cash equal to the cash portion of the Purchase Price, minus the Indemnification Escrow Amount (which amount shall, prior to the Closing Date, be delivered by Purchaser to the Escrow Agent by wire transfer in immediately available funds to an account or accounts designated by the Escrow Agent pursuant to the Escrow Agreement (such account, the “Indemnification Escrow Account”), and (ii) the following items and documents, with each such item and document to be effective as of the Closing:

(a)                                 a certificate executed on behalf of the Purchasers representing and certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(b)                                 the Assignment and Assumption Agreement, duly executed by Wanxiang and/or, as applicable, one or more Wanxiang Designees;

(c)                                  the Ancillary Agreements (other than the Deposit Escrow Agreement and the CFIUS Escrow Agreement), duly executed by Wanxiang and/or, as applicable, one or more Wanxiang Designees;

(d)                                 the Assignment of Trademarks and Patents, each duly executed by Wanxiang and/or, as applicable, one or more Wanxiang Designees; and

(e)                                  the Bill of Sale, duly executed by Purchasers.

Section 7.4                                    Certain Tax Matters.

(a)                                 Transfer Taxes.  Solely to the extent not exempt in accordance with Section 1146 of the Bankruptcy Code, the Sellers shall pay and shall be responsible for all

Transfer Taxes (and related costs, fees and expenses) imposed on or payable in connection with the transactions contemplated by this Agreement.  The Party responsible under applicable Law for filing a Tax Return relating to such Transfer Taxes shall prepare and file such Tax Return and promptly provide a copy of such Tax Return to A123 Systems or Wanxiang, as applicable.  If any Purchaser remits to the appropriate Governmental Authority payment for Transfer Taxes which are subject to this Section 7.4(a) in connection with filing any such Tax Returns on behalf of and at the request of the Sellers, the Sellers shall promptly reimburse such Purchaser for such Transfer Taxes upon written notice from such Purchaser.  The Sellers and Purchasers shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b)                                 Purchase Price Allocation.  No later than 90 days following the Closing Date, the Purchasers shall provide the Sellers with a proposed allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets.  If the Sellers do not deliver a written notice disagreeing with the Purchasers’ proposed allocation within 30 days following the Sellers’ receipt thereof, the proposed allocation shall be final.  If the Sellers deliver a written notice disagreeing with the Purchasers’ proposed allocation within 30 days following the Sellers’ receipt thereof, the Parties shall use commercially reasonable efforts to resolve such dispute within 30 days following the date of the dispute notice.  If the Sellers and the Purchasers are unable to resolve such dispute within such 30-day period, they shall refer such dispute to an independent accounting firm or appraisal firm jointly selected by the Parties, whose determination shall be final and binding on the Sellers and the Purchasers for all purposes of this Agreement.  The final allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets, determined in accordance with this Section 7.4(b), shall be set forth on a written schedule (the “Allocation Schedule”).  The expenses, fees and costs of the independent accounting firm or appraisal firm shall be shared equally between the Sellers, on the one hand, and the Purchasers, on the other hand.  The Sellers and the Purchasers agree to prepare and file any Tax Returns required to be filed with any taxing authority (including Internal Revenue Service Form 8594 and any comparable form under state, local, or foreign law) in accordance with the Allocation Schedule, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign law).  Purchasers and Sellers shall not take any position contrary thereto or inconsistent therewith in any audits or examinations by any Governmental Authority or any other proceeding; provided, however, that nothing contained herein shall prevent Purchasers or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule and neither Purchasers nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation Schedule.

(c)                                  Property Taxes.  The Sellers shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset allocable to any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) (without regard to when such Taxes are assessed or payable).  The Purchasers shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset allocable to any taxable period or portion thereof ending after the Closing Date (the “Post-Closing Tax Period”) (without regard to when such Taxes are assessed or payable).  If, following the Closing, one Party remits to the appropriate Governmental Authority payment for Property Taxes which are subject to this Section 7.4(c) and such payment includes the other Party’s share of such Property Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Property Taxes upon written notice from such paying Party; provided that Purchasers shall not be required to make any payment with respect to prepaid Property Taxes described in Section 2.1(a)(vii).  Any refund of Property Taxes which are subject to this Section 7.4(c) shall be allocated between the Sellers and the Purchasers in a manner consistent with Section 7.4(d).

(d)                                 Straddle Period Allocations.  For purposes of this Agreement, (i) Taxes (other than Property Taxes) imposed on or with respect to the Sellers’ Business, the Purchased Assets or the Assumed Liabilities with respect to a taxable period that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on a “closing of the books” method as of the end of the Closing Date; provided that that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period; and (ii) Property Taxes for any Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

(e)                                  Cooperation.  The Purchasers and the Sellers shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information in their possession and assistance relating to the Sellers’ Business, the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, or in connection with any Tax audit or other Tax proceeding.

(f)                                   Certain Other Tax Matters.  From the date hereof until the Closing:

(i)                                     Without the prior written consent of Wanxiang, the Sellers shall not, and shall not permit any of their Affiliates, (A) to make, change or revoke any Tax election of the Foreign Subsidiaries, (B) change any method of reporting income or deductions for Tax purposes of the Foreign Subsidiaries, (C) settle, compromise or abandon any Tax liability of the Foreign Subsidiaries or any Action in respect of Taxes of the Foreign Subsidiaries, or (D) file any amended Tax Return of the Foreign Subsidiaries.  In addition, the Sellers shall keep Wanxiang timely and reasonably apprised of any Action in respect of Taxes of the Foreign Subsidiaries.

(ii)                                  With respect to any Tax Returns required to be filed prior to the Closing by or on behalf of the Foreign Subsidiaries or the Joint Venture (the “Specified Tax Returns”), the Sellers shall prepare, or shall cause to be prepared, all such Specified Tax Returns in a manner consistent with past practice and this Agreement.  Sellers shall deliver, or cause to be delivered all such Specified Tax Returns to Wanxiang at least thirty (30) days prior to the due date for filing such Specified Tax Returns (taking into account any valid extensions) for Wanxiang’s review and comment, and, after revising such Specified Tax Returns to reflect any comments received from Wanxiang, Sellers shall timely file, or cause to be timely filed, such Specified Tax Returns.  With respect to the Specified Tax Returns of the Joint Venture, the Sellers shall be obligated to take the actions otherwise required under this Section 7.4(f)(ii) solely to the extent the Sellers or any other A123 Entity is entitled to do so under the relevant organizational documents of the Joint Venture,

(iii)                               Purchasers shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Foreign Subsidiaries for the Straddle Period that are required to be filed after the Closing Date.  Wanxiang shall provide A123 Systems a copy of each such Tax Return for its review and comment at least fifteen (15) Business Days prior to the due date (including any applicable extension) of such Tax Return, and Wanxiang shall consider in good faith any written comments of A123 Systems received by Wanxiang within five (5) Business Days prior to filing such Tax Return.

(g)                                  Section 338 Election.  The Purchasers and their respective Affiliates shall be permitted to make an election under Section 338(g) of the Code and the Treasury Regulations promulgated thereunder (and any similar election under state, local or foreign law) with respect to the Foreign Subsidiaries.

ARTICLE VIII

TERMINATION OF AGREEMENT

Section 8.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Sellers and the Purchasers;

(b)                                 by either Sellers or the Purchasers, if the Closing has not occurred on or prior to the Outside Date; provided that if all conditions to Closing, other than the conditions set forth in Section 6.1(e) or Section 6.2(e), shall have been satisfied or are capable of being satisfied at such time, the Outside Date may be extended upon written notice by A123 Systems or Wanxiang, but such extension shall not exceed March 31, 2013 (and the latest date thereafter shall be deemed the “Outside Date”); provided, further, that the failure of the Closing to occur on or prior to the Outside Date is not a result of or caused by the terminating Party’s material breach of this Agreement;

(c)                                  by the Purchasers, in the event (1) of any inaccuracy in any of the Sellers’ representations or warranties contained in this Agreement or any breach of any of the Sellers’ covenants or agreements contained in this Agreement, which, individually or in the aggregate with all other such inaccuracies and breaches (i) would result in a failure of a condition set forth in Section 6.1, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; or (2) since the date of this Agreement, a Material Adverse Effect (as determined on the date of such termination) shall have occurred and be continuing; provided that Purchasers may not terminate this Agreement under this Section 8.1(c)(2) until after the Outside Date; provided that Purchasers shall not have the right to terminate this Agreement under this Section 8.1(c)(1) or (2) at a time when the Sellers have (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(d) or Section 8.1(k);

(d)                                 by the Sellers, in the event of any inaccuracy in any of the Purchasers’ representations or warranties contained in this Agreement or any breach of any of the Purchasers’ covenants or agreements contained in this Agreement, which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.2, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided that the Sellers shall not have the right to terminate this Agreement under this Section 8.1(d) at a time when the Purchasers have (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(c);

(e)                                  RESERVED

(f)                                   RESERVED

(g)                                  RESERVED

(h)                                 RESERVED

(i)                                     by either the Sellers, if a Governmental Authority of competent jurisdiction (other than CFIUS), or, by the Purchasers, if a Governmental Authority of competent jurisdiction in the United States (other than CFIUS), shall have issued a final and non-appealable Order or taken any other non-appealable final action, in each case, having the effect of permanently making the Transaction illegal or otherwise permanently restraining or prohibiting consummation of the Transaction;

(j)                                    by the Sellers, from and after January 15, 2013, if (i) all conditions to Closing set forth in Section 6.1 have been satisfied or waived (other than conditions that can only be satisfied as of the Closing and other than conditions set forth in Section 6.1(k)) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 (other than the conditions set forth in Section 6.1(k)) to fail to be satisfied, (ii) Sellers are willing and able to consummate the Closing, such matters to be confirmed in writing to Purchasers by an executive officer of the Sellers, and (iii) Purchasers fail to consummate the Closing within one (1) Business Day after the date the Closing should have occurred pursuant to Section 7.1; and

(k)                                 by the Sellers, if (i) all conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions that can only be satisfied as of the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied, (ii) Sellers are willing and able to consummate the Closing, such matters to be confirmed in writing to Purchasers by an executive officer of the Sellers, and (iii) Purchasers fail to consummate the Closing within one (1) Business Day after the date the Closing should have occurred pursuant to Section 7.1.

Section 8.2                                    Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions set forth in this Section 8.2, Section 8.3 and Article X and Sellers’ right to retain the Purchase Price Deposit in accordance with Section 2.10(b)) shall forthwith become null and void and be deemed of no further force and effect.  Subject to the provisions set forth in the preceding sentence, there shall be no liability or obligation thereafter on the part of any Party.  Notwithstanding anything contained herein to the contrary, the termination of this Agreement shall not affect the rights or obligations of the Parties under the Confidentiality Agreement; provided that (i) from and after the date hereof, the provisions contained in the eighth, ninth and tenth paragraphs thereof shall be of no further force and effect and (ii) from and after the Closing Date, any information relating to the Purchased Assets shall not be deemed “Evaluation Material” under the Confidentiality Agreement. In addition, each Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, directors and consultants (together, “Seller’s Representatives”) to, from and after the Closing treat and hold as confidential all proprietary or other non-public information in its possession concerning Purchasers and their Affiliates, the Sellers’ Business and the Purchased Assets, and not disclose or provide access to such confidential information to any Person; provided, that such Seller may disclose such information, to the extent (i) such Seller deems reasonably necessary to a Seller’s Representative who shall be advised by such Seller of the confidential nature thereof, (ii) required to discharge any Excluded Liability, (iii) to comply with any Law or Order, in which case each Seller shall allow Purchasers reasonable time to comment on the text of such disclosure in advance of its disclosure, or (iv) required to defend itself against any Action or to enforce any of its rights under this Agreement.  Each Seller agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 8.2 are inadequate and that, in addition thereto, Purchasers shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach, without necessity of demonstrating the inadequacy of money damages.

Section 8.3                                    Seller Remedies.

(a)                                 RESERVED

(b)                                 RESERVED

(c)                                  RESERVED

(d)                                 If this Agreement is terminated pursuant to Section 8.1(j), Purchasers shall forfeit the CFIUS Deposit and any interest thereon and same shall be delivered to Sellers pursuant to Section 2.10(d). The receipt of the CFIUS Deposit shall be the sole and exclusive remedy of Sellers in connection with the failure of the Closing to occur and for any breach or default of Purchasers of this Agreement (other than (i) prior to the termination of this Agreement, specific performance and (ii) with respect to any covenant or agreement required by this Agreement to be performed by Purchasers after the Closing), and Sellers shall irrevocably waive and release the Purchaser Parties (as defined in Section 8.3(e)), as a condition to receipt of the CFIUS Deposit (but subject to the receipt thereof), from any and all statutory, equitable, legal or common law claims or remedies that any Seller may have against any of the Purchaser Parties in respect of any failure of the Closing to have occurred or any breach of or default under this Agreement; provided, however, that nothing in this Section 8.3(d) shall limit the amount of

Damages Sellers may recover as a result of failure by Purchasers to comply with a court order directing Purchasers to specifically perform their obligations under Section 5.8(d).

(e)                                  If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(k), Purchasers shall forfeit the Purchase Price Deposit and any interest thereon and deliver same to Sellers pursuant to Section 2.10(b).  The receipt of the Purchase Price Deposit shall be the sole and exclusive remedy of Sellers for any breach or default of Purchasers of this Agreement (other than (i) prior to the termination of this Agreement, specific performance and (ii) with respect to any covenant or agreement required by this Agreement to be performed by Purchasers after the Closing), and Sellers shall irrevocably waive and release the Purchaser Parties, as a condition to receipt of the Purchase Price Deposit (but subject to the receipt thereof), from any and all statutory, equitable, legal or common law claims or remedies that any Seller may have against any of the Purchaser Parties in respect of any breach of or default under this Agreement; provided, however, that nothing in this Section 8.3(e) shall limit the amount of Damages Sellers may recover as a result of failure by Purchasers to comply with a court order directing Purchasers to specifically perform their obligations under Section 5.8(d).  For purposes hereof, “Purchaser Parties” shall mean, collectively, the Purchasers and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

(f)                                   The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where Sellers are entitled to the Purchase Price Deposit are uncertain and incapable of accurate calculation and that the delivery of the Purchase Price Deposit is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Sellers in the circumstances where Sellers are entitled to the Purchase Price Deposit for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, and that, without these agreements, Sellers would not enter into this Agreement.  If the Purchasers fail to take any action necessary to cause the delivery of the Purchase Price Deposit pursuant to the Deposit Escrow Agreement under circumstances where Sellers are entitled to the Purchase Price Deposit and, in order to obtain such Purchase Price Deposit, Sellers commence a suit which results in a judgment in favor of Sellers, the Purchasers shall pay to the Sellers an amount in cash equal to the costs and expenses (including reasonable attorney’s fees) incurred by Sellers in connection with such suit.

(g)                                  Notwithstanding anything to the contrary contained in this Agreement, in no event and under no circumstances shall Purchasers forfeit, as a result of termination of this Agreement or otherwise, both the Purchase Price Deposit and the CFIUS Deposit, it being agreed that, except to the extent both the Purchase Price Deposit and the CFIUS Deposit are applied at the Closing towards the Purchase Price, if the Sellers are entitled to receive the Purchase Price Deposit pursuant to this Agreement, they shall not be entitled to receive the CFIUS Deposit, and if Sellers are entitled to receive the CFIUS Deposit they shall not be entitled to receive the Purchase Price Deposit, and concurrently with the Company receiving either the CFIUS Deposit or the Purchase Price Deposit, in accordance with the terms of this Agreement and other than the case that both the Purchase Price Deposit and the CFIUS Deposit are applied at the Closing toward the Purchase Price, the other amount shall be delivered to Purchasers.

ARTICLE IX

INDEMNIFICATION

Section 9.1                                    Survival.  All representations and warranties of any of the Sellers contained herein shall survive the Closing until the date that is nine (9) months after the Closing Date (the “Survival Date”).  No Indemnification Claim (as defined below) may be asserted pursuant to Section 9.2 unless the applicable Notice of Claim (as defined below) is received by A123 Systems on or prior to the Survival Date (it being agreed and understood that if a claim for a breach of representation or warranty is timely made, the representation or warranty shall, solely for the purposes of such claim, survive until the date on which such claim is finally liquidated or otherwise resolved).  No representations and warranties of the Purchasers contained herein shall survive beyond the Closing Date.  This Section 9.1 shall not limit any Party’s liability for fraud.

Section 9.2                                    Indemnification of Purchaser.  On and after the Closing Date, and subject to the other provisions of this Article IX (including the last sentence of this Section 9.2), each of the Purchaser Indemnitees shall be indemnified and held harmless from and against any and all claims, demands, suits, Actions, causes of actions, losses (including loss of profits, internal costs, loss of revenue and lost sales), costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees (including such fees which are incurred in connection with a good-faith dispute of the provisions of this Agreement), fines, penalties, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs (but specifically excluding any punitive, exemplary, special or speculative damages except to the extent such damages specifically excluded herein are awarded to a Third Party) (hereinafter collectively referred to as “Damages”), to the extent such Damages are suffered by a Purchaser Indemnitee and arise out of, are the reasonably foreseeable result of, or are caused by:

(a)                                 any facts or circumstances that constitute an inaccuracy, misrepresentation or breach of any of the Sellers’ representations or warranties in Section 4.1;

(b)                                 the breach of, default in, or failure to perform any covenant, agreement or other obligation of the Sellers set forth in this Agreement;

(c)                                  any Excluded Asset or Excluded Liabilities (it being understood that in no event shall the Purchasers acquire any Excluded Assets or assume any Excluded Liabilities); or

(d)                                 if the transactions contemplated hereby are consummated prior to receipt of CFIUS Approval using the trust structure described in Section 6.1(k)(ii), any failure by Sellers to remove any ITAR-Controlled Assets from the assets that are conveyed to Purchaser at Closing;

provided, however, that the Purchaser Indemnitees shall not be entitled to any indemnification pursuant to clause (a) of this Section 9.2 unless and until the total amount of Damages for all

Indemnification Claims for which the Purchaser Indemnitees are entitled to be indemnified under clause (a) of this Section 9.2 exceeds One Million Dollars ($1,000,000), in which case the Purchaser Indemnitees shall be entitled to all such Damages indemnifiable hereunder but in no event shall indemnification in respect of such Damages exceed the Indemnification Escrow Amount applicable at such time.  The Purchaser, on behalf of itself and each other Purchaser Indemnitee, acknowledges and agrees that the Indemnification Escrow Account is the sole and exclusive source of funding for any Indemnification Claims and under no circumstances shall any Purchaser Indemnitees be entitled to indemnification in respect of Damages for such Indemnification Claims other than from the Indemnification Escrow Account, except to the extent Damages are incurred as a result of actual fraud of the Sellers under this Agreement, with respect to which the limitations set forth in this sentence shall not apply.  For purposes of determining whether any indemnification is provided under clauses (a) or (b) of this Section 9.2, representations, warranties, covenants, agreements or other obligations set forth in this Agreement or in the Transaction Documents shall be read without giving effect to any materiality, knowledge or “material adverse effect” qualifiers in such provisions.

Section 9.3                                    Notice of Claim.

(a)                                 Promptly after any Purchaser Indemnitee actually learns of any event or circumstance (including any Action instituted or asserted by a Third Party (a “Third Party Claim”) against any Purchaser Indemnitee) that is reasonably likely to give rise to indemnification under Section 9.2 (an “Indemnification Claim”), the Purchaser Indemnitee shall deliver to A123 Systems and such other Seller as Purchaser shall determine (the “Primary Seller Parties”) a notice executed by the Purchaser Indemnitee setting forth in reasonable detail the matter giving rise to the Indemnification Claim hereunder (such notice, a “Notice of Claim”).  The Purchaser Indemnitee shall have the right to amend any Notice of Claim at any time.

(b)                                 No delay on the part of any Purchaser Indemnitee in giving a Notice of Claim shall limit or reduce such Person’s right to indemnity hereunder, or relieve the Sellers from any of their obligations under this Article IX, unless (and then only to the extent that) the Sellers are actually prejudiced thereby.

Section 9.4                                    Resolution of Notice of Claim.  Each Notice of Claim given by any Purchaser Indemnitee shall be resolved as follows:

(a)                                 Admitted Claims.  If the Primary Seller Parties agree in writing that liability for an Indemnification Claim is indemnified under Article IX for the full amount of the Damages specified in the Notice of Claim or amendment to Notice of Claim, or fail to give the Purchaser Indemnitee written notice contesting all or any portion of a Notice of Claim within thirty (30) days after such Notice of Claim (or amendment to any such Notice of Claim) is properly delivered to each of the Primary Seller Parties pursuant to Section 9.3 of this Agreement, then the Sellers shall be conclusively deemed to have consented to the recovery (subject to the limitations set forth in Section 9.2) by the Purchaser Indemnitee of the lesser of (i) the full amount of Damages actually incurred by such Purchaser Indemnitee in respect of such Indemnification Claim and (ii) the estimate of the anticipated Damages, if any, specified in such Notice of Claim or amendment thereto, as applicable.

(b)           Contested Claims.  With respect to any Notice of Claim not involving a Third Party Claim, if the Primary Seller Parties give the Purchaser Indemnitee written notice contesting all or any portion of a Notice of Claim or any amendment to a Notice of Claim, but solely with respect to any matters subject to such amendment (a “Contested Claim”) within thirty (30) days after proper delivery to the Primary Seller Parties of such Notice of Claim or amendment thereto pursuant to Section 9.3, then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Primary Seller Parties and the Purchaser Indemnitee or (ii) in the absence of such a written settlement agreement within thirty (30) days of the Sellers’ delivery of a notice contesting the Notice of Claim or amendment thereto, all Indemnification Claims that are the subject of such Notice of Claim or the amendment thereto shall be resolved by a hearing of the U.S. Bankruptcy Court.  The foregoing dispute resolution procedures shall also apply with respect to any disputes as between the Sellers, on the one hand, and the Purchaser or the Purchaser Indemnitees, on the other, over whether the Purchaser Indemnitees are entitled to indemnification for Damages resulting from a Third Party Claim.

(c)           Participation in Defense of Third Party Claims.  In the event of a Third Party Claim against any Purchaser Indemnitee for which an Indemnification Claim has been made, the Sellers may, at their option, participate in the defense of the Purchaser Indemnitee against the claims giving rise to such Third Party Claim (including through the employment of its choice of counsel, who shall be reasonably satisfactory to such Purchaser Indemnitee, it being understood that the Sellers shall be responsible for the payment of the fees, charges and disbursements of such counsel); provided that (i) such participation shall not limit the Purchaser Indemnitees’ control of such Third Party Claim and (ii) the Sellers and their counsel shall cooperate with the Purchaser Indemnitees and their counsel in connection with such Third Party Claim.  The applicable Purchaser Indemnitee(s) shall have the right to undertake, conduct and control, through counsel of its own choosing and at its own expense (without prejudice to its right to recover all Damages in accordance with this Article IX), the defense of any Third Party Claim.  Notwithstanding anything to the contrary, in the event of any Third Party Claim in respect of Taxes against the Sellers or their respective Affiliates that could reasonably be expected to adversely affect the Sellers’ Business, the Purchased Assets or the Purchasers or their respective Affiliates (a “Specified Third Party Tax Claim”), the Sellers shall keep the Purchasers timely and reasonably apprised of the status of such Specified Third Party Tax Claim.

(d)           Settlement of Third Party Claims.  In the event that a Purchaser Indemnitee shall compromise or settle any Third Party Claim without the consent of A123 Systems (which consent shall not be unreasonably withheld, delayed or conditioned), such compromise or settlement shall not be dispositive with respect to the Damages payable to such Purchaser Indemnitee in respect of such Third Party Claim but in no event shall the Damages payable from the Indemnification Escrow Account to such Purchaser Indemnitee in respect of such Third Party Claim exceed the amount of such compromise or settlement.  For so long as any amounts remain in the Indemnification Escrow Account and subject to appropriate confidentiality and privilege protections, in the event a Purchaser Indemnitee intends to compromise or settle multiple claims with a Third Party and one or more of such claims is a Third Party Claim against the Purchaser Indemnitee, the Purchaser shall inform A123 Systems, prior to seeking its consent to such settlement or compromise, of:  (i) the amount of all claims; (ii) the aggregate amount of such settlements or compromises with the Third Party; and (iii) the amount of the settlement allocated to each claim.  Notwithstanding anything to the contrary, the

Sellers shall not settle or compromise, or permit their respective Affiliates to settle or compromise, any Specified Third Party Tax Claim without the consent of Wanxiang, which shall not be unreasonably withheld.

(e)           Cooperation.  From and after the delivery of any Notice of Claim subject to appropriate confidentiality and privilege protections, the Sellers and the applicable Purchaser Indemnitees shall make reasonably available to the other party, as applicable, and their respective attorneys, accountants and representatives all pertinent information under its control relating to the applicable Indemnification Claim and amount of Damages incurred in connection therewith, and the Sellers shall cooperate and, in the case of a Third Party Claim against the Purchaser Indemnitees, render to the applicable Purchaser Indemnitees such assistance as such Purchaser Indemnitees may reasonably require in order to facilitate the proper and adequate defense of any such Third Party Claim (including granting the applicable Purchaser Indemnitees and their attorneys, accountants and representatives reasonable access, during normal business hours, to the personnel of the Sellers (including as witnesses or deponents at trial and during the discovery process) to the extent reasonably related to the applicable Indemnification Claim).

Section 9.5            Treatment of Indemnity Payments; No Duplication of Damages.  All indemnification payments under this Article IX shall be treated as adjustments to the Purchase Price for all applicable Tax purposes, except as is otherwise required by applicable Law.  No Purchaser Indemnitee shall be entitled to recover any amount due hereunder more than once in respect of the same Damages, including receipt of third-party insurance proceeds in respect of Damages indemnifiable under this Article IX.  To this end, the amount of any Damage for which a Purchaser Indemnitee claims indemnification under this Agreement (A) shall be reduced by (i) the amount of any insurance proceeds actually received by such Purchaser Indemnitee with respect to such Damage, (ii) the amount of any Tax benefits actually realized with respect to such Damage and (iii) payments provided by Third Parties to the Purchaser Indemnitee with respect to such Damage, and (B) shall be increased by the actual Tax costs of the Purchased Indemnitee on the receipt of any indemnification payment.

Section 9.6            Release of Remaining Indemnification Escrow Account Funds.  On the Closing Date, Purchasers and Sellers shall jointly instruct the escrow agent holding the Indemnification Escrow Amount to release to Sellers, as soon as reasonably practicable following the Survival Date, all remaining funds in the Indemnification Escrow Account, other than an amount of funds equal to the alleged Damages for which a Notice of Claim has been delivered pursuant to Section 9.3 (the “Claimed Funds”).  Any Claimed Funds shall be released to Sellers immediately upon resolution of the applicable Indemnification Claims.

Section 9.7            Exclusive Remedy.  Without limiting the Purchasers’ rights under Section 10.7, after the Closing, Purchasers’ sole and exclusive remedy against Sellers for any and all of the Purchasers’ claims and Damages under this Agreement shall be the rights of indemnification set forth in this Article IX only, and the Purchasers will have no other entitlement, remedy or recourse, whether in law or equity.  This Section 9.7 will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing.

Section 9.8            Right of Contribution.  If the Purchaser Indemnitee receives any payment from Primary Seller Party in respect of any Damages pursuant to Section 9.2 and the Purchaser Indemnitee is entitled to recover all or a part of such Damages from a Third Party (a “Potential Contributor”) based on the underlying claim asserted against the Purchaser Indemnitee, the Purchaser Indemnitee shall, to the extent permitted by Law and any applicable Contract, assign such of its rights to recover such amounts against the Potential Contributor to permit the Primary Seller Party to recover from the Potential Contributor the amount of such payment.

ARTICLE X

MISCELLANEOUS

Section 10.1          Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make any Purchaser or any Affiliate of a Purchaser a partner of any Seller or any Affiliate of Seller.

Section 10.2          Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party.

Section 10.3          Notices.  Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered, sent by facsimile or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed or directed as follows, or as may be furnished hereafter by notice, in writing, to the other Party on at least three (3) Business Days’ prior notice, to the following Parties:

(a)           If to the Purchasers, to:

Wanxiang America Corporation

88 Airport Road

Elgin, Illinois 60123

United States of America

Attn:	Mr. Paul Cumberland
Facsimile:	(847) 931-4838

with a copy (which shall not constitute notice) given in like manner to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

United States of America

Facsimile:	(312) 853-7036
Attn:	John R. Box
Bojan Guzina

(b)           If to the Sellers, to:

A123 Systems, Inc.

200 West Street

Waltham, Massachusetts 02451

Attention:	General Counsel
Facsimile:	(617) 924-8910

with a copy given in like manner to:

A123 Systems, Inc.

200 West Street

Waltham, Massachusetts 02451

Attention:  David Vieau, President & CEO

Facsimile No:  (617) 924-8910

with a copy (which shall not constitute notice) given in like manner to:

Latham & Watkins LLP

1000 Winter Street, Suite 3700

Waltham, Massachusetts 02451

Attention:	John Chory
Facsimile:	(617) 948-6001

(c)           If to either party listed in (a) or (b) above, with a copy (which shall not constitute notice) given in like manner to the Official Committee of Unsecured Creditors:

Brown Rudnick LLP

Seven Times Square

New York, NY 10036

Facsimile: (212) 938-2825

Attn:    John F. Storz

Any Notice which is delivered or is sent by facsimile shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m., New York City time, on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent; provided that in the case of a Notice sent by facsimile, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 10.4          Fees and Expenses.  The Parties agree that, except as otherwise expressly provided in this Agreement (including in Section 2.5, Section 5.8 and Sections 8.3(a)-(b)), each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the Transaction.

Section 10.5          Governing Law; Jurisdiction; Service of Process; WAIVER OF RIGHT TO TRIAL BY JURY.  This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this Agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes relating to the Transaction.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and Purchasers and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 10.3, unless another address has been designated by such Party in a notice given to the other Parties in accordance with the provisions of Section 10.3.  SELLERS AND PURCHASERS HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 10.6          Further Assurances.  Subject to the other provisions of this Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement at the expense of the requesting Party; provided that this Section 10.6 shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

Section 10.7          Specific Performance.

(a)           The Sellers acknowledge that the Purchasers would be damaged irreparably in the event that this Agreement is not performed by Sellers in accordance with its specific terms or is otherwise breached by the Sellers or the Sellers fail to consummate the Closing as required hereunder and that, in addition to any other remedy that the Purchasers may have under law or equity, the Purchasers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers.

(b)           The Purchasers acknowledge that Sellers would be damaged irreparably in the event that this Agreement is not performed by Purchasers in accordance with its specific terms or is otherwise breached by Purchasers and that the Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by the Purchasers.

Section 10.8          Entire Agreement.  Except as set forth herein, this Agreement and the Confidentiality Agreement constitute the full and entire agreement between the Parties hereto pertaining to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party.

Section 10.9          Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 10.10       Assignment.  Neither the Sellers nor the Purchasers may assign or otherwise transfer their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Parties; provided that the Purchasers may, without the consent of the Seller, assign or transfer any or all of its right and/or obligations hereunder to one or more of its Affiliates (it being understood that Purchasers nonetheless shall remain liable for the performance of all of Purchasers’ obligations hereunder to the extent not performed by the assignee or any Wanxiang Designee); provided, further, that, from and after January 10, 2013, in the event the CFIUS Approvals have not been obtained, Purchasers may assign or transfer any or all of its rights and/or obligations hereunder to any United States Person who is reasonably capable of performing such obligations on the Closing Date with the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that Purchasers nonetheless shall remain liable for the performance of all of Purchasers’ obligations hereunder to the extent not performed by the assignee or any Wanxiang Designee).  Any assignment or other transfer not permitted under this Section 10.10 shall be null and void ab initio.

Section 10.11       Reserved.

Section 10.12       Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 10.13       No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

Section 10.14       Severability of Provisions.  Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any party.  Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 10.15       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

PURCHASERS:

WANXIANG AMERICA CORPORATION,

By:	/s/ Paul Cumberland
Name:	Paul Cumberland
Title:	Director of Investments

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLERS:

A123 SYSTEMS, INC.

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

A123 SECURITIES CORPORATION

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

GRID STORAGE HOLDINGS LLC

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A
List of Sellers

A123 Systems, Inc., a Delaware corporation

A123 Securities Corporation, a Massachusetts corporation

Grid Storage Holdings LLC, a Delaware limited liability company

Exhibit B
Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [•] (this “Agreement”), is by and among [•], [•] and [•] (collectively, the “Sellers”) and [•], [•] and [•] (collectively, the “Purchasers”).

WHEREAS, the Sellers and Purchasers have entered into an Asset Purchase Agreement, dated as of [•] (the “Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Purchase Agreement);

WHEREAS, pursuant to the Purchase Agreement, the Sellers have agreed to assign, transfer, convey and deliver when due, any and all of the Purchased Assets, including the Assumed Contracts and Assumed Leases (but not any of the Excluded Assets);

WHEREAS, pursuant and subject to the Purchase Agreement, Purchasers have agreed to assume, honor, pay and discharge when due, any and all of the Assumed Liabilities (but not any of the Excluded Liabilities); and

WHEREAS, the execution and delivery of this Agreement by the Sellers and Purchasers is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and hereinafter set forth, the Sellers and Purchasers hereby agree as follows:

1.                                      Assignment and Assumption of Liabilities.

(a)           The Sellers hereby assign, transfer, convey and deliver (i) all of the Sellers’ right, title and interest in and to the Purchased Assets, including the Assumed Contracts and Assumed Leases, to [•], pursuant and subject to the Purchase Agreement and the Sale Order.

(b)           [•] does hereby assume, and agree to honor, pay and discharge when due, all of the Assumed Liabilities.

(c)           Notwithstanding the foregoing provisions of paragraph (b), [•] and [•] do not assume, or agree to pay, perform or otherwise discharge when due, any Liabilities of the Sellers other than the Assumed Liabilities, the Assumed Contracts and Assumed Leases, including, without limitation, the Excluded Liabilities.

2.                                      Assignment of this Agreement.

Neither the Sellers nor the Purchasers may assign or otherwise transfer their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Parties; provided, that Purchasers may, without the consent of Sellers, assign or transfer any or all of its right and/or obligations hereunder to one or more of its Affiliates or other Persons (it being understood that Purchasers nonetheless shall remain liable for the performance of all of Purchasers’ obligations hereunder to the extent not performed by the assignee or any Purchaser Designee).  Any assignment or other transfer not permitted under this section shall be null and void ab initio.

3.                                      Further Assurances.

Subject to the provisions of this Agreement and the Purchase Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement at the expense of the requesting Party, provided that this shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

4.                                      No Third Party Beneficiaries.

Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

5.                                      Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and Purchasers, or (b) by a waiver pursuant to Section 6 below.

6.                                      Waiver.

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

7.                                      Severability.

Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any party.  Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.                                      Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.                                      Governing Law.

This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all such disputes.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and Purchasers and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section  [•] of the Purchase Agreement, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section  [•] thereto.

10.                               Subject to Purchase Agreement.

In the event of any conflict or other difference between the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement shall govern and control.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ASSIGNORS:	ASSIGNEES:

Exhibit C
Form of Assignment of Trademarks and Patents(1)

TRADEMARK AND PATENT ASSIGNMENT

This TRADEMARK AND PATENT ASSIGNMENT (“Assignment”) dated as of [•], 2012 (the “Effective Date” by and between [•], a corporation organized under the laws of [•] (“Assignor”), and [•], a corporation organized under the laws of [•] (“Assignee”).

W I T N E S S E T H:

WHEREAS Assignor and Assignee and certain other parties have entered into an Asset Purchase Agreement, dated [                    ], 2012 (hereinafter the “APA”), pursuant to which Assignor has agreed to sell, and Assignee has agreed to purchase, certain Assets of Assignor, including, without limitation, the trademarks and trademark applications identified and set forth on Schedule A attached hereto (such trademark and trademark applications, the “Assigned Marks”) and the patents, patent applications and provisional patent applications identified and set forth on Schedule B attached hereto (such patents, patent applications and provisional patent applications, the “Assigned Patents”); and

WHEREAS, pursuant to the APA, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, all of its worldwide right, title and interest in and to the Assigned Marks and the Assigned Patents.  Terms capitalized but not defined herein shall have the definitions given to them in the APA.

NOW, THEREFORE, for the foregoing recited consideration and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, sell and transfer to Assignee all of its right, title and interest throughout the world (free and clear of any and all Encumbrances other than Permitted Encumbrances) in and to (1) the Assigned Marks, together with the goodwill of the business symbolized by the Marks, the right to sue for past infringement thereof, the registrations and applications for registration therefor, and all the benefit of the Marks, and (2) the Assigned Patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof, together with all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same for Assignee’s own use and benefit.  Assignor does further consent to the recordation of this Assignment by Assignee with the Commissioner of Patents.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by their respective duly authorized representative as of the Effective Date.

[ASSIGNOR]

By
Name:
Title:

(1)    NTD: This Assignment may be amended to incorporate changes required for filing/use in the relevant jurisdiction or otherwise because of the identity of the relevant Assignor.

[ASSIGNEE]

By
Name:
Title:

STATE OF	)
	)	ss.:
COUNTY OF	)

On this [•]th day of [•] 2012, before me, the undersigned, a notary public in and for said state and county, personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of [•] as the                                          of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

STATE OF	)
	)	ss.:
COUNTY OF	)

On this [•]th day of [•] 2012, before me, the undersigned, a notary public in and for said state and county, personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of [•], as the                                          of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

Schedule A

LIST OF ASSIGNED MARKS

Schedule B

LIST OF ASSIGNED PATENTS

Exhibit D

Form of Bill of Sale

BILL OF SALE

BILL OF SALE, dated as of [•] (this “Bill of Sale”), from [•], [•], [•], (collectively, the “Sellers”) to [•], [•], and [•], (collectively, the “Purchasers”).

WHEREAS, the Sellers and Purchasers have entered into an Asset Purchase Agreement, dated as of [•] (the “Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Purchase Agreement); and

WHEREAS, the execution and delivery of this Bill of Sale by the Sellers is a condition to the obligations of Purchasers to consummate the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers do hereby agree as follows:

1.                                      Sale and Assignment of the Purchased Assets.

The Sellers hereby sell, transfer, assign, convey and deliver unto [•] and its successors and assigns, forever, the entire right, title and interest of the Sellers (of every nature, kind and description, tangible or intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent or otherwise, wherever located) in and to the Purchased Assets, pursuant and subject to the terms of the Purchase Agreement and the Sale Order.

2.                                      Further Assurances.

Subject to the provisions of this Bill of Sale and the Purchase Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of the Bill of Sale at the expense of the requesting Party, provided that this shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

3.                                      No Third Party Beneficiaries.

Nothing in this Bill of Sale is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

4.                                      Severability.

Any provision of this Bill of Sale which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Bill of Sale or affecting the validity or enforceability of any of the provisions of this Bill of Sale in any other jurisdiction, and if any provision of this Bill of Sale is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Bill of Sale is affected by the operation of this sentence in any manner materially adverse to any party.  Upon any such determination that any provision of this Bill of Sale is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

5.                                      Subject to Purchase Agreement.

In the event of any conflict or other difference between the Purchase Agreement and this Bill of Sale, the provisions of the Purchase Agreement shall govern and control.

6.                                      Amendment, Waiver and Termination.

This Bill of Sale may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the parties hereto.

7.                                      Counterparts.

This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Bill of Sale by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Bill of Sale.

8.                                      Governing Law.

This Bill of Sale shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all such disputes.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and Purchasers, and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section [•] of the Purchase Agreement, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section [•] thereto.

IN WITNESS WHEREOF, this Bill of Sale has been executed by the parties as of the date first above written.

SELLERS:	PURCHASERS:

Exhibit E

Copy of Deposit Escrow Agreement

[To Be Attached]

Exhibit F
Form of Sale Order

FORM OF SALES ORDER TO COME

Exhibit G
RESERVED

EXHIBIT H
Terms of IP License Agreement

“Wanxiang Sub” means the subsidiary of any Purchaser that owns the Background Technology as of the Closing Date.

•                  The Wanxiang Sub will license to A123 and its permitted successor in interest to the USG Business (“Licensee”) all Background Technology that exists as of the Closing Date for the sole purpose of exploitation in the USG Business.  “Background Technology” means the Purchased IP that exists as of the Closing Date.  For the avoidance of doubt, no improvements or developments by Purchaser or its Affiliates in the Background Technology after the Closing will be licensed to Licensee under the IP License Agreement.

•                  The license described above will be nonexclusive, irrevocable, fully paid-up, worldwide, and royalty-free, except that, to the extent that any Background Technology licensed to Licensee under the IP License Agreement is subject to royalty payments to a third party or maintenance costs borne by Wanxiang Sub or its Affiliates, then Licensee shall pay (on its own behalf and on behalf of its sublicensees) to Wanxiang Sub (i) a royalty fee equal to a proportionate share of any royalty fees payable by Wanxiang Sub and its Affiliates and (ii) a proportionate share of the maintenance costs borne by Wanxiang Sub and its Affiliates, as applicable, provided, that, in each case of clause (i) and (ii), such proportions shall be based on Licensee’s and its sublicensees’ relative use of such Background Technology.

•                  The initial term of the license shall be three years; provided, however, that upon Licensee’s request the Wanxiang Sub will negotiate in good faith an extension of the license for an additional seven years (or such shorter period as Licensee may request) at a commercially reasonable royalty rate.

•                  Licensee will have full rights to sublicense for the sole purpose of exploitation in the USG Business by Licensee.

•                  The license will be nontransferable, except that A123 shall have the right to transfer such license (once and only once) to a third party who is the successor in interest to the USG Business solely for the purpose of such business, in which case A123 shall cease to hold any right to such license.  Any third-party transferee shall have the right to subsequently transfer such license with the prior written consent of the Wanxiang Sub, such consent not to be unreasonably withheld.

•                  The license to Licensee may be subject to such conditions as may be deemed necessary to protect any national security concerns related to the USG Business.

•                  Licensee shall agree not to bring any claim, suit, or proceeding against Wanxiang Sub or its Affiliates or any of their contractors or customers after the Closing Date alleging infringement or misappropriation of the Excluded IP or of Licensee’s Intellectual Property Rights in any improvements or modifications to, or developments based on, the Background Technology.

Exhibit I
Copy of CFIUS Escrow Agreement

[To Be Attached]